Exhibit 2.1

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of July 30, 2003, by and among Inverness Medical Innovations, Inc., a Delaware corporation (the “Buyer”), Applied Biotech, Inc., a California corporation (the “Company”) and Erie Scientific Company, a Delaware corporation (the “Shareholder”).

W I T N E S S E T H

WHEREAS, the Shareholder owns all of the issued and outstanding shares of capital stock of the Company (the “Shares”);

WHEREAS, subject to the terms and conditions of this Agreement, the Shareholder desires to sell the Shares to the Buyer, and the Buyer desires to purchase the Shares from the Shareholder;

NOW THEREFORE, in consideration of the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1.
PURCHASE AND SALE OF THE SHARES

1.1                                 Agreement to Sell and to Purchase.  On the terms and subject to the conditions of this Agreement, at the Closing, the Shareholder will sell, transfer, assign and deliver, and the Buyer will purchase from the Shareholder, free and clear of any Encumbrances, all right, title and interest in and to the Shares.

1.2                                 Sale and Purchase of the Shares.  On the terms and subject to the conditions of this Agreement, at the Closing the Shareholder will deliver to the Buyer or its designee one or more stock certificates representing the Shares, duly endorsed in blank or accompanied by an appropriate stock power duly executed in blank, with all stock transfer taxes paid for, if applicable.

1.3                                 Consideration for the Shares.  As consideration for the purchase of the Shares, at the Closing, the Buyer shall (i) issue to the Shareholder 692,506 shares of Buyer Common Stock (the “Share Consideration”) and (ii) pay the Shareholder the Additional Consideration, as described below.  The “Additional Consideration” shall consist of $13,400,000 cash, provided, however, if the Buyer is unable to obtain financing by the Closing Date on terms satisfactory to the Buyer in its sole discretion to fund such $13,400,000 payment, then the Additional Consideration shall consist of $5,000,000 cash and a senior subordinated note payable by the Buyer to the Shareholder in the principal amount of $8,400,000 in the form attached hereto as Exhibit A (the “Promissory Note”).  The Buyer shall notify the Shareholder at least two days prior to the Closing whether the Additional Consideration will consist of a $13,400,000 cash payment or a cash payment of $5,000,000 and the Promissory Note.  The Share Consideration shall be appropriately adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization or like change with respect to Buyer Common Stock occurring after the date hereof and prior to the Closing.

1.4                                 Closing.  The closing of the purchase and sale of the Shares hereunder (the “Closing”) shall take place on August 8, 2003 (the “Closing Date”), at the offices of Foley Hoag LLP, 155 Seaport Boulevard, Boston, Massachusetts, or at such other date and time to which the parties may agree.

ARTICLE 2.
REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER REGARDING THE COMPANY

The Shareholder represents and warrants to the Buyer as follows:

2.1                                 Organization; Subsidiaries.

2.1.1                        Each of the Company and its wholly-owned subsidiary, Forefront Diagnostics, Inc., a California corporation (“Forefront”), (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; (ii) has the corporate or other power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted; and (iii) except as would not have a Company Material Adverse Effect, is duly qualified or licensed to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.  Each jurisdiction where the Company or Forefront is qualified to do business is listed on Schedule 2.1.

2.1.2                        Other than the capital stock of Forefront owned by the Company, neither the Company nor Forefront owns any capital stock of, or any equity interest of any nature in, any corporation, partnership, joint venture arrangement or other business entity.  Neither the Company nor Forefront has agreed or is obligated to make, or is bound by any written or oral agreement, contract, lease, instrument, note, option, warranty, purchase order, license, insurance policy, benefit plan or legally binding commitment or undertaking of any nature under which it is obligated to make any future investment in or capital contribution to any other entity.  Neither the Company nor Forefront has, at any time, been a general partner of any general partnership, limited partnership or other entity.  Schedule 2.1 indicates the jurisdiction of organization of Forefront and the Company’s direct or indirect equity interest therein.

2.1.3                        The Company has delivered or made available to Buyer a true and correct copy of the Articles of Incorporation and Bylaws of the Company and similar governing instruments of Forefront, each as amended to date (collectively, the “Company Charter Documents”), and each such instrument is in full force and effect.  Neither the Company nor Forefront is in violation of any of the provisions of the Company Charter Documents.

2.1.4                        The minute books of the Company and Forefront contain in all material respects records of all meetings and consents in lieu of meetings of each such company’s board of directors (and any committees thereof, whether permanent or temporary) and shareholders since the date of its incorporation and are accurate in all material respects, and such records accurately reflect in all material respects all transactions referred to in such minutes and consents.  This representation is made to the knowledge of the Company and the Shareholder as to all periods prior to June 30, 2001, provided, however, that neither the Company nor the

Shareholder has any knowledge of any material deficiencies in these records with respect to the periods prior to June 30, 2001.  The stock book of the Company and Forefront accurately reflect record ownership of each such company’s capital stock.  The Buyer has been provided with a copy of or access to such minutes or consents and stock books.  Schedule 2.1 sets forth a list of the directors and officers of the Company and Forefront.

2.2                                 Capital Stock.

2.2.1                        Authorized and Outstanding Stock of the Company.  The authorized capital stock of the Company consists of 700,000 shares of common stock, no par value, of which 670,000 shares are issued and outstanding.  The Shares constitute all of the issued and outstanding capital stock of the Company, and are held of record and beneficially by the Shareholder.  The Shares have been duly authorized and validly issued, were not issued in violation of any person’s preemptive rights, and are fully paid and nonassessable.

2.2.2                        Authorized and Outstanding Stock of Subsidiaries.  Forefront is the Company’s only Subsidiary.  All authorized and outstanding capital stock of Forefront is as set forth on Schedule 2.2.  All outstanding capital stock of Forefront is held of record and beneficially by the Company.  All shares of such capital stock have been duly authorized and validly issued, were not issued in violation of any person’s preemptive rights, and are fully paid and nonassessable.

2.2.3                        Options and Convertible Securities of the Company.  There are no outstanding subscriptions, options, warrants, conversion rights or other rights, securities, agreements or commitments obligating the Company or Forefront to issue, sell or otherwise dispose of shares of their capital stock, or any securities or obligations convertible into, or exercisable or exchangeable for, any shares of their capital stock.  There are no voting trusts or other agreements or understandings to which the Company, Forefront or the Shareholder is a party with respect to the Shares or any other equity securities of the Company or Forefront, and the Company is not a party to or bound by any outstanding restrictions, options or other obligations, agreements or commitments to sell, repurchase, redeem or acquire any outstanding Shares or any other equity securities of the Company or Forefront.

2.3                                 Authority for Agreement; Noncontravention.

2.3.1                        Authority.  The Company and the Shareholder each has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors of the Company and the Shareholder and no other corporate proceedings on the part of the Company or the Shareholder are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.  This Agreement has been, and the other agreements contemplated hereby to be signed by the Company or the Shareholder at or before the Closing will have been, duly executed and delivered by the Company and the Shareholder, as the case may be, and constitute, or will at the time of their signing constitute, valid and binding obligations of the Company and the Shareholder, enforceable against them in accordance with their respective terms, subject to the qualifications that enforcement of the rights and remedies created hereby and thereby are subject to (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application affecting the rights and remedies of creditors and (b) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

2.3.2                        No Conflict.  Neither the execution and delivery of this Agreement by the Company and the Shareholder, nor the performance by the Company and the Shareholder of their respective obligations hereunder, nor the consummation by the Company and the Shareholder of the transactions contemplated hereby will (a) conflict with or result in a violation of any provision of the Company Charter Documents or the governing instruments of the Shareholder, or (b) with or without the giving of notice or the lapse of time, or both, in any material way, conflict with, or result in any violation or breach of, or constitute a default under, or result in any right to accelerate or result in the creation of any Encumbrance pursuant to, or right of termination under, any provision of any note, mortgage, indenture, lease, instrument or other agreement, permit, concession, grant, franchise, license, judgment, order, decree, statute, ordinance, rule or regulation to which the Company, Forefront or the Shareholder is a party or by which any of them or any of their respective assets or properties is bound or which is applicable to any of them or any of their respective assets or properties, except as set forth on Schedule 2.15.  No authorization, consent or approval of, or filing with or notice to, any United States or foreign governmental or public body or authority, including without limitation any court, tribunal or similar body (each a “Governmental Entity”) is necessary for the execution and delivery of this Agreement by the Company and the Shareholder or the consummation by the Company and the Shareholder of the transactions contemplated hereby.

2.4                                 Financial Statements.  The Company has previously furnished the Buyer with (a) accurate and complete copies of the unaudited consolidated balance sheets of the Company as of September 30, 2002 and 2001 and the consolidated statements of operations of the Company for the respective years then ended and (b) accurate and complete copies of the unaudited consolidated balance sheet of the Company as of June 30, 2003 and the consolidated statement of operations of the Company for the nine months then ended.  Collectively, the financial statements referred to in the immediately preceding sentence are sometimes referred to herein as the “Company Financial Statements” and the unaudited consolidated balance sheet of the Company as of June 30, 2003 is sometimes referred to herein as the “Company Balance Sheet”.  Each of the balance sheets included in the Company Financial Statements (including any related notes) fairly presents in all material respects the consolidated financial position of the Company as of its date, and the other statements included in the Company Financial Statements (including any related notes) fairly present in all material respects the consolidated results of operations of the Company for the periods therein set forth, in each case in accordance with GAAP consistently applied (except as otherwise stated therein or except as set forth on Schedule 2.4).

2.5                                 Absence of Material Adverse Changes and Undisclosed Liabilities.

2.5.1                        Changes.  Since the date of the Company Balance Sheet, neither the Company nor Forefront has suffered any Company Material Adverse Effect, nor, to the knowledge of the Company and the Shareholder, has there occurred or arisen any event, condition or state of facts of any character (other than general economic, industry, political and similar conditions) that could reasonably be expected to result in a Company Material Adverse

Effect.  Without limiting the generality of the foregoing, except as set forth on Schedule 2.5, since the date of the Company Balance Sheet, neither the Company nor Forefront has:

(a)  sold, leased, transferred or assigned any of its assets, tangible or intangible, other than in the ordinary course of business;

(b)  accelerated, terminated, modified, or canceled any contract, lease, sublease, license, or sublicense (or series of related contracts, leases, subleases, licenses, and sublicenses) involving more than $25,000 to which the Company or Forefront is a party;

(c)  canceled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $25,000 or outside the ordinary course of business;

(d)  granted any license or sublicense of any rights under or with respect to any Company Intellectual Property Rights other than to the Company’s or Forefront’s distributors, resellers and other licensees under agreements disclosed on Schedule 2.8 hereto;

(e)  experienced material damage, destruction, or loss (whether or not covered by insurance) to its property (other than ordinary wear and tear not caused by neglect);

(f)  created or suffered to exist any Encumbrance (other than Permitted Encumbrances) upon any of its assets, tangible or intangible;

(g)  declared, set aside, or paid any dividend or distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

(h)  made or committed to make any capital expenditures or entered into any other material transaction outside the ordinary course of business or involving an expenditure in excess of $25,000;

(i)  amended or modified in any respect any employment contract or arrangement or any profit sharing, bonus, incentive compensation, severance, employee benefit or multiemployer plans;

(j)  entered into any employment agreement or collective bargaining agreement or increased the compensation of any of its employees; or

(k)  committed (orally or in writing) to any of the foregoing.

2.5.2                        Liabilities.  Except for ordinary course liabilities that would not be required to be recognized in financial statements or in footnotes thereto prepared in accordance with GAAP, the Company and Forefront have no Liabilities that are not reflected or provided for on, or disclosed in the notes to, the balance sheets included in the Company Financial Statements, except (i) Liabilities incurred in the ordinary course of business since the date of the Company Balance Sheet, none of which individually or in the aggregate has had or could reasonably be expected to have a Company Material Adverse Effect and (ii) Liabilities expressly disclosed on the Schedules delivered hereunder.

2.6                                 Tax Matters.

2.6.1                        Each of the Company and Forefront has filed all federal  income Tax Returns and all other material Tax Returns that it was required to file.  All such Tax Returns were correct and complete in all material respects.  All Taxes due and owing by the Company or Forefront (whether or not shown on any Tax Return) have been paid.  Except as set forth in Schedule 2.6.1, neither the Company nor Forefront currently is the beneficiary of any extension of time within which to file any Tax Return.  Except as set forth in Schedule 2.6.1, no claim has ever been made by an authority in a jurisdiction where the Company or Forefront does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, and there are no Encumbrances for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or Forefront.

2.6.2                        The Company and Forefront have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

2.6.3                        Except as previously disclosed to the Buyer in writing, there is no material dispute or claim concerning any Tax liability of the Company or Forefront either (a) claimed or raised by any authority in writing, or (b) as to which the Shareholder or any of the directors and officers of the Company or Forefront have any knowledge based upon personal contact with an agent of such authority.  Except as previously disclosed to the Buyer in writing: (x) no foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company or Forefront; (y) neither the Company nor Forefront has received from any foreign, federal, state, or local taxing authority (including jurisdictions where the Company or Forefront have not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company or Forefront.  Schedule 2.6.3 lists all federal, state, local, and foreign income Tax Returns filed with respect to either of the Company or Forefront for taxable periods ended on or after December 31 1999, and the Shareholder has indicated those Tax Returns that have been audited, and those Tax Returns that currently are the subject of audit.  The Shareholder has delivered or made available to the Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or Forefront filed or received since December 31, 1999.

2.6.4                        Neither the Company nor Forefront has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

2.6.5                        Neither the Company nor Forefront has filed a consent under Code section 341(f) concerning collapsible corporations.  Neither the Company nor Forefront is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Code section 280G (or any corresponding provision of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Code section 162(m) (or any corresponding provision of state, local or foreign Tax law).  Neither the Company nor Forefront has been a United States real property holding corporation within the meaning of Code section 897(c)(2) during the applicable period specified in Code section 897(c)(1)(A)(ii).  The Company and Forefront have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code section 6662.  Neither the Company nor Forefront is a party to or bound by any Tax allocation or sharing agreement.  Neither the Company nor Forefront has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Shareholder).

2.6.6                        The Shareholder has previously provided or made available to the Buyer in writing all information in the possession or control of the Company or the Shareholder with respect to the Company and Forefront (or, in the case of clause (B) below, with respect to Forefront) as of the most recent practicable date: (A) the basis of the Company or Forefront in its assets; (B) the basis of the stockholder(s) of Forefront in its stock (or the amount of any excess loss account); (C) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Company or Forefront; and (D) the amount of any deferred gain or loss allocable to the Company or Forefront arising out of any intercompany transaction.

2.6.7                        The unpaid Taxes of the Company and Forefront (A) did not, as of June 30, 2003, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the date of the Closing in accordance with the past custom and practice of the Company and Forefront in filing their Tax Returns.

2.6.8                        Neither the Company nor Forefront will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the date of the Closing as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the date of the Closing; (B) “closing agreement” as described in Code section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the date of the Closing; (C) intercompany transactions or any excess loss account described in Treasury Regulations under Code section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (D) installment sale or open transaction disposition made on or prior to the date of the Closing; or (E) prepaid amount received on or prior to the date of the Closing.

2.6.9                        Neither the Company nor Forefront has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code section 355 or section 361.

2.7                                 Title to Properties.

2.7.1                        Except as set forth on Schedule 2.7, neither the Company nor Forefront owns any interest in real property.  Schedule 2.7 lists all real property leases to which the Company or Forefront is a party that require the Company or Forefront to make annual lease payments in excess of $10,000 and each amendment thereto that is in effect as of the date of this Agreement.  All such leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would give rise to a claim against the Company in excess of $10,000.

2.7.2                        Each of the Company and Forefront has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Encumbrances, except for Permitted Encumbrances.

2.8                                 Intellectual Property.

2.8.1                        Each of the Company and Forefront owns, or is validly licensed or otherwise has the right to use (without any obligation to make any fixed or contingent payments, including royalty payments) all patents, patent applications, trademarks, trademark applications, registrations and other rights, trade names and trade dress, trade name rights, domain names, service marks, service mark rights, service names, copyrights, copyright applications and registrations, computer and electronic data processing programs and software and other proprietary property, and rights and interests set forth on Schedule 2.8 (such rights, the “Company Intellectual Property Rights”), free and clear of all Encumbrances except for Permitted Encumbrances.  To the extent the Shareholder and its Affiliates own Intellectual Property Rights necessary for the Company and Forefront to manufacture and supply to Affiliates of the Shareholder products pursuant to the Flu A/B Agreement and the Supply Agreements, the Company and Forefront are permitted to use such Intellectual Property Rights to manufacture and supply products pursuant to the Flu A/B Agreement and the Supply Agreements.

2.8.2                        Except as set forth on Schedule 2.8, no claims are pending or, to the knowledge of the Company and the Shareholder, threatened that the Company or Forefront is infringing (including with respect to the manufacture, use or sale by the Company or Forefront of its commercial products) the rights of any person with regard to any Intellectual Property Right.  To the knowledge of the Company and the Shareholder, no person or persons are infringing the rights of the Company or Forefront with respect to any Intellectual Property Right.

2.8.3                        Except as set forth on Schedule 2.8, no claims are pending or, to the knowledge of the Company and the Shareholder, threatened with regard to the Company’s or Forefront’s ownership or use of any of its Intellectual Property Rights.

2.8.4                        The patent applications listed in Schedule 2.8 are pending and have not been abandoned, and have been and continue to be prosecuted by patent counsel.  For patents, trademarks and applications therefor owned by or licensed to the Company or Forefront that have been registered and/or filed with or issued by the appropriate Governmental Entity in the jurisdiction indicated in Schedule 2.8, all necessary affidavits of continuing use have been filed, and all necessary maintenance fees have been timely paid to continue all such rights in effect.  None of the patents listed in Schedule 2.8 has expired or has been declared invalid, in whole or in part, by any Governmental Entity.  There are no ongoing interferences, oppositions, reissues, reexaminations or other proceedings involving any of the patents or patent applications listed in Schedule 2.8, including ex parte and post-grant proceedings, in the United States Patent and Trademark Office or in any foreign patent office or similar administrative agency.  To the knowledge of the Company and the Shareholder, there are no published patents, patent applications, articles or other prior art references that are reasonably expected to invalidate any patent listed as a Company Intellectual Property Right in Schedule 2.8.  To the knowledge of the Company and the Shareholder, each of the patents and patent applications listed in Schedule 2.8 properly identifies each and every inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such patent is issued or such patent application is pending.  Except as set forth on Schedule 2.8, each inventor named on the patents and patent applications listed in Schedule 2.8 has executed an agreement assigning his, her or its entire right, title and interest in and to such patent or patent application, and the inventions embodied and claimed therein, to the Company or Forefront.  Schedule 2.8 lists investors that have an agreement with the Company or Forefront obligating such inventor to assign the entire right, title and interest in and to such patent or patent application, and inventions embodied and claimed therein, to the Company or Forefront, and no such inventor has disclosed to the Company or Forefront in writing any contractual or other obligation that would preclude any such assignment or otherwise conflict with the obligations of such inventor to the Company or Forefront under such agreement with the Company or Forefront.

2.8.5                        Schedule 2.8 sets forth a complete and accurate list of all options, rights, licenses or interests of any kind relating to Intellectual Property Rights granted to the Company or Forefront, other than software licenses for generally available software, or granted by the Company or Forefront to any other person.

2.8.6                        To the knowledge of the Company and the Shareholder, no material trade secret of the Company or Forefront has been published or disclosed by the Company or Forefront or by any other person to any person except pursuant to licenses or contracts requiring such other persons to keep such trade secrets confidential.

2.9                                 Compliance with Laws.  Each of the Company and Forefront is in compliance with all statutes, laws, ordinances, rules, regulations, judgments, orders and decrees of any Governmental Entity applicable to it, its properties or other assets or its business or operations (collectively, “Legal Provisions”), except for instances of noncompliance that individually or in the aggregate have not had and are not reasonably expected to have a Company Material Adverse Effect.  Each of the Company and Forefront has in effect all approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights of or with all Governmental Entities (collectively, “Company Permits”), necessary for it to own, lease or operate its properties and assets and to carry on its business and operations as presently conducted, except where the failure to have any such Company Permit individually or in the aggregate has not had and is not reasonably expected to have a Company Material Adverse Effect.  There has occurred no default under, or violation of, any such Company Permit, except individually or in the aggregate as has not had and are not reasonably expected to have a Company Material Adverse Effect.  The purchase and sale of the Shares and the transactions contemplated by this Agreement will not cause the revocation or cancellation of any Company Permit.  No action, proceeding or investigation by any Governmental Entity with respect to the Company or Forefront or any of their respective properties or other assets under any Legal Provision, is pending or, to the knowledge of the Company and the Shareholder, threatened, nor is there, to the knowledge of the Company and the Shareholder, any reasonable basis for any such action, proceeding or investigation that alone or collectively, either upon initiation or with passage of time, would have a Company Material Adverse Effect.

2.10                           Regulatory Matters.

2.10.1                  The Company and Forefront are in compliance in all material respects with all applicable statutes, rules and regulations of the U.S. Food and Drug Administration or similar federal, state or local governmental authority (the “FDA”) or similar foreign governmental authority (“Foreign Authorities”), the Centers for Disease Control and Prevention, the Department of Agriculture and the Department of Commerce with respect to the collection, sale, labeling, storing, testing, distribution, or marketing of the products being distributed or developed by or on behalf of the Company and Forefront.  The Company has previously delivered or made available to the Buyer an index of all applications, approvals, registrations or licenses obtained by the Company and Forefront from the FDA, Foreign Authorities, the Centers for Disease Control and Prevention, the Department of Agriculture or the Department of Commerce or required in connection with the conduct of the business of the Company and Forefront as it is currently conducted and has made all such information available to the Buyer.

2.10.2                  All test methods being developed or distributed by the Company and Forefront that are subject to the jurisdiction of the FDA, the Centers for Disease Control and Prevention, or similar federal, state or local government authorities have been and are being developed, tested, labeled, distributed and marketed in compliance in all material respects with all applicable statutory or regulatory requirements under the Clinical Laboratory Improvement Act of 1988 and its implementing regulations.

2.10.3                  The Company has made available to the Buyer all written communications and oral communications to the extent reduced to written form between the Company or Forefront, on the one hand, and the FDA or Foreign Authorities on the other hand, dated from August 1, 1998 for the Company, and from November 19, 2001, for Forefront, through the date hereof with respect to the Company, Forefront or their respective products. The Company shall promptly deliver or make available to the Buyer copies of all written communications and information and records regarding all oral communications reduced to written form, between the Company or Forefront, on the one hand, and the FDA or Foreign Authorities on the other hand, with respect to the Company, Forefront or any of their products from the date hereof through, and to the extent relevant to the business of the Company and Forefront, after, the Closing.  Except as described in Schedule 2.10, neither the Company nor Forefront is in receipt of notice of, and, to the knowledge of the Company and the Shareholder, subject to, any adverse inspection, finding of deficiency, finding of non-compliance, compelled or voluntary recall, investigation, penalty for corrective or remedial action or other compliance or enforcement action, in each case relating to any of its products or to the facilities in which its products are manufactured, collected or handled, by the FDA or Foreign Authorities.

2.10.4                  Except as set forth on Schedule 2.10, there are no pending or, to the knowledge of the Company and the Shareholder, threatened actions, proceedings or complaints by the FDA or Foreign Authorities which would prohibit or impede the conduct of the business of the Company or Forefront as it is currently conducted.

2.10.5                  The Company and Forefront have not made any material false statements on, or omissions from, the applications, approvals, reports and other submissions to the FDA or Foreign Authorities prepared or maintained to comply with the requirements of the FDA or Foreign Authorities relating to the Company, Forefront or their respective products.

2.10.6                  The Company and Forefront have not received any notification, written or oral, that remains unresolved, from Foreign Authorities, the FDA or other authorities indicating that any of the Company’s or Forefront’s products is misbranded or adulterated as defined in the U.S. Food, Drug & Cosmetic Act, 21 U.S.C. 321, et seq., as amended, and the rules and regulations promulgated thereunder.

2.10.7                  Except as set forth on Schedule 2.10, no product of the Company or Forefront has been recalled, suspended or discontinued as a result of any action by the FDA or any Foreign Authority against the Company or Forefront or, to the knowledge of the Company and the Shareholder, any licensee, distributor or marketer of any product of the Company or Forefront, in the United States or outside of the United States.

2.10.8                  Neither the Company nor Forefront has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Neither the Company, Forefront, nor to the knowledge of the Company and the Shareholder, any officer, key employee or agent of the Company or Forefront has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in (i) debarment under 21 U.S.C. Section 335a or any similar state law or regulation or (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar state law or regulation.

2.11                           Litigation.  Schedule 2.11 sets forth all claims, suits, actions and proceedings pending before any Governmental Entity or arbitrator to which the Company or Forefront is a party.  Except as set forth in Schedule 2.11, to the knowledge of the Company and the Shareholder, there are no claims, suits, actions or proceedings threatened against, relating to or affecting the Company or Forefront, before any Governmental Entity or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Company Material Adverse Effect or have a material adverse effect on the ability of the parties hereto to consummate the transactions contemplated hereby nor, to the knowledge of the Company and the Shareholder, is there any reasonable basis therefor.

2.12                           Employee Benefit Plans.

2.12.1                  Definitions.  With the exception of the definition of “Affiliate” set forth in Section 2.12.1(a) below (which definition shall apply only to this Section 2.12), for purposes of this Agreement, the following terms shall have the meanings set forth below:

(a)  “Affiliate” shall mean any other person or entity under common control with the Company within the meaning of Sections 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

(b)  “Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, that was or is sponsored by the Company or Forefront (as opposed to being sponsored by an Affiliate, other than Forefront), including without limitation, each “employee benefit plan” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any Employee;

(c)  “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

(d)  “DOL” shall mean the Department of Labor;

(e)  “Employee” shall mean any current, former or retired employee, officer or director of the Company or Forefront;

(f)  “Employee Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or similar agreement or contract between the Company or Forefront and any Employee or consultant;

(g)  “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended;

(h)  “FMLA” shall mean the Family Medical Leave Act of 1993, as amended;

(i)  “IRS” shall mean the Internal Revenue Service;

(j)  “Multiemployer Plan” shall mean any “Pension Plan” (as defined below) which is a “multiemployer plan,” as defined in Section 3(37) of ERISA;

(k)  “Parent Company Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, (i) that was or is sponsored by Apogent Technologies Inc. or any of its

Affiliates (other than the Company or Forefront), and (ii) that was or is contributed to, or required to be contributed to, by the Company or Forefront, or for which the Company or Forefront has any liability.

(l)  “PBGC” shall mean the Pension Benefit Guaranty Corporation; and

(m)  “Pension Plan” shall mean each Company Employee Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

2.12.2                  Schedule.  Schedule 2.12.2 contains an accurate and complete list of each written Company Employee Plan and each written Employee Agreement.  Neither the Company nor Forefront has any plan or commitment to establish any new Company Employee Plan, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Buyer in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement, nor does it have any intention or commitment to do any of the foregoing.

2.12.3                  Documents.  The Company has provided to Buyer:  (i) accurate and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including all amendments thereto and written interpretations thereof; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan or related trust; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and rulings relating to Company Employee Plans and copies of all applications and correspondence to or from the IRS or the DOL with respect to any Company Employee Plan; (vii) all material written agreements and contracts relating to each Company Employee Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; (viii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company and Forefront; (ix) all COBRA forms and related notices; and (x) all registration statements and prospectuses prepared in connection with each Company Employee Plan.

2.12.4                  Employee Plan Compliance.  (i) The Company and Forefront have performed in all material respects all obligations required to be performed by them under, are not in default or violation of, and, to the knowledge of the Company and the Shareholder, there has been no material default or violation by any other party to, each Company Employee Plan and/or Employee Agreement, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA and the Code; (ii) each

Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination letter from the IRS with respect to each such Plan as to its qualified status under the Code or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a determination letter and make any amendments necessary to obtain a favorable determination and no event has occurred which would adversely affect the status of such determination letter or the qualified status of such Plan; (iii) no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of the Company and the Shareholder, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan nor, to the knowledge of the Company and the Shareholder, is there any reasonable basis therefor; (v) each Company Employee Plan can be amended, terminated or otherwise discontinued either before or after the Closing in accordance with its terms, without liability to the Buyer, the Company or any of its Affiliates (other than ordinary administration expenses typically incurred in a termination event); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of the Company and the Shareholder, threatened by the IRS or DOL with respect to any Company Employee Plan nor, to the knowledge of the Company and the Shareholder, is there any reasonable basis therefor; (vii) neither the Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 402(i) of ERISA or Sections 4975 through 4980 of the Code; (viii) all contributions due from the Company or any Affiliate with respect to any of the Company Employee Plans have been made as required under ERISA or have been accrued on the Company Balance Sheet and no further contributions will be due or will have accrued thereunder as of the Closing Date; (ix) all Employees who, pursuant to the terms of any Employee Plan or Employee Agreement, are entitled to participate in any such Employee Plan or Employee Agreement are currently participating in such Employee Plan or Employee Agreement, or have been given the opportunity to do so and have declined; and (x) there has been no amendment to, written interpretation or authorized announcement (whether or not written) by the Company or any Affiliate relating to, or change in employee participation or coverage under, any Employee Plan or Employee Agreement that would increase materially the expense of maintaining such Employee Plan or Employee Agreement above the level of the expense incurred in respect thereof during the fiscal year ended September 30, 2002.  The Company and Forefront have performed in all material respects all obligations required to be performed by them under, and are not in default or violation of, each Parent Company Plan, and, with respect to each Parent Company Plan, have made all contributions required to be made by them in a timely manner.

2.12.5                  Pension Plans.  Neither the Company nor any of its Affiliates does now, nor have they ever, maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

2.12.6                  Multiemployer Plans.  At no time has the Company or any of its Affiliates contributed to or been requested to contribute to any Multiemployer Plan.

2.12.7                  No Post-Employment Obligations.  No Company Employee Plan provides, or has any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and neither the Company nor Forefront has ever represented, promised or contracted in writing to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by statute.

2.12.8                  COBRA; FMLA.  Neither the Company nor Forefront has violated in any material respect any of the health care continuation requirements of COBRA, the requirements of FMLA or any similar provisions of state law applicable to its Employees.  The group health plans (as defined in Section 4980B(g) of the Code) that benefit Employees are in compliance, in all material respects, with the continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA, the Americans with Disabilities Act of 1990, as amended and the FMLA, and the regulations thereunder, as such requirements affect the Company, Forefront and their respective employees.  As of the Closing Date, there will be no material outstanding, uncorrected violations under COBRA, with respect to any of the Employee Plans or Employee Agreements, covered employees or qualified beneficiaries.

2.12.9                  Effect of Transaction.  The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.  No payment or benefit which will or may be made by the Company or its Affiliates with respect to any Employee as a result of the transactions contemplated by this Agreement will be characterized as an “excess parachute payment,” within the meaning of Section 280G(b)(1) of the Code or will be treated as a nondeductible expense within the meaning of Section 162 of the Code.

2.13                           Other Employment Matters.

2.13.1                  Employee List.  Set forth on Schedule 2.13 is a list (the “Employee List”) dated as of July 7, 2003, containing the name of each employee of the Company or Forefront, as well as other information.  The Employee List is correct and complete as of the date of the Employee List, and is correct and complete as of the date hereof, except for changes since that date that are not material in the aggregate or individually.  No third party has asserted any claim, or, to the knowledge of the Company and the Shareholder, has any reasonable basis to assert any valid claim, against the Company or Forefront that either the continued employment by, or association with, the Company or Forefront of any of the present officers or employees of, or consultants to, the Company or Forefront contravenes any agreements or laws applicable to unfair competition, trade secrets or proprietary information.  To the knowledge of the Company and the Shareholder, no current employee of the Company or Forefront will discontinue employment with the Company or Forefront after the Closing.

2.13.2                  Employment Matters.  Each of the Company and Forefront: (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, immigration, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) has properly classified independent contractors for purposes of federal and applicable state tax laws, laws applicable to employee benefits and other applicable laws; (iv) is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; and (v) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice).  There are no pending, or, to the knowledge of the Company and the Shareholder, threatened claims or actions against the Company or Forefront under any workers compensation policy or long-term disability policy.  To the knowledge of the Company and the Shareholder, no Employee has violated any employment contract, nondisclosure agreement or noncompetition agreement by which such Employee is bound due to such Employee being employed by the Company or Forefront and disclosing to the Company or Forefront or using trade secrets or proprietary information of any other person or entity.  The Company and Forefront have an executed Form I-9 or a true and correct copy of the appropriate visa on file for each United States-based employee of the Company and Forefront.  There are no controversies pending or, to the knowledge of the Company and the Shareholder, threatened, between the Company or Forefront and any of their employees that would be reasonably likely to result in the Company or Forefront incurring material liability.  Except as set forth in Schedule 2.13.2, the Company and Forefront do not have any employment contracts, Employee Agreements, or consulting agreements currently in effect that are not terminable at will (other than agreements for the sole purpose of providing for the confidentiality of proprietary information or assignment of invention and other than consulting agreements which are not material in substance or amount).  The Company and Forefront will have no liability for pre-Closing operations to any employee or to any organization or any other entity as a result of the termination of any employee leasing arrangement, other than for current but unpaid wages and similar current charges.

2.13.3                  Labor.  No work stoppage or labor strike against the Company or Forefront is pending or, to the knowledge of the Company and the Shareholder, threatened.  To the knowledge of the Company and the Shareholder, there are not any activities or proceedings of any labor union to organize any Employees.  There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of the Company and the Shareholder, threatened relating to any labor, safety or discrimination matters involving any Employee, including charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in a Company Material Adverse Effect.  To the knowledge of the Company and the Shareholder, neither the Company nor Forefront has engaged in any unfair labor practices within the meaning of the National Labor Relations Act.  Neither the Company nor Forefront is presently, nor have any of them been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company or Forefront.

2.14                           Environmental Matters.

2.14.1                  Hazardous Material.  No underground storage tanks and no legally impermissible amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies (a “Hazardous Material”) are present, as a result of the actions of the Company or Forefront or, to the knowledge of the Company and the Shareholder, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof that the Company or Forefront has at any time owned, operated, occupied or leased, except for Hazardous Materials necessary or appropriate for use in connection with the development, design or manufacture of the products of the Company or Forefront, all of which Hazardous Materials are properly stored and maintained in full compliance with applicable Legal Provisions and Company Permits.

2.14.2                  Hazardous Materials Activities.  Neither the Company nor Forefront has transported, sold, stored, used, manufactured or disposed of Hazardous Materials (collectively “Hazardous Materials Activities”) in any manner that released or exposed its employees or others to Hazardous Materials in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Materials Activity.

2.14.3                  Permits.  The Company and Forefront currently hold all environmental approvals, permits, licenses, clearances and consents (“Environmental Permits”) material to and necessary for the conduct of the Company’s and Forefront’s Hazardous Material Activities and other businesses of the Company and Forefront as such activities and businesses are currently being conducted.

2.14.4                  Environmental Liabilities.  No action, proceeding, revocation proceeding, amendment procedure, writ or injunction is pending, and to the knowledge of the Company and the Shareholder, no action, proceeding, revocation proceeding, amendment procedure, writ or injunction has been threatened by any Governmental Entity against the Company or Forefront concerning any Environmental Permit of the Company, Hazardous Material or any Hazardous Materials Activity of the Company or Forefront.  To the knowledge of the Company and the Shareholder, there is no fact or circumstance which could reasonably be anticipated to involve the Company or Forefront in any environmental litigation or impose upon the Company or Forefront any material environmental liability.

2.15                           Certain Agreements.  Except as otherwise set forth in Schedule 2.15, neither the Company nor Forefront is a party to or is bound by:

2.15.1                  any employment or consulting agreement or commitment with any employee or member its Board of Directors, providing any term of employment or compensation guarantee or any consulting agreement or any employment agreement that provides severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment, except as required by applicable law;

2.15.2                  any agreement or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

2.15.3                  any agreement of indemnification, any guaranty or any instrument evidencing indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, or otherwise;

2.15.4                  any agreement, obligation or commitment containing covenants purporting to limit or which effectively limit the Company’s or Forefront’s freedom to compete in any line of business or in any geographic area or which would so limit the Buyer, the Company or any of their Subsidiaries after the Closing or granting any exclusive distribution or other exclusive rights;

2.15.5                  any agreement, obligation or commitment currently in force relating to the disposition or acquisition by the Company or Forefront after the date of this Agreement of a material amount of assets not in the ordinary course of business;

2.15.6                  any agreement, obligation or commitment providing for annual payments by the Company or Forefront of $50,000 or more;

2.15.7                  any agreement, obligation or commitment providing for annual payments to the Company or Forefront of $50,000 or more;

2.15.8                  any agreement, obligation or commitment with any Affiliate of the Company;

2.15.9                  any agreement, obligation or commitment currently in force providing for capital expenditures by the Company or Forefront in excess of $50,000; or

2.15.10            any agreement, obligation or commitment not described above that was not made in the ordinary course of business and that is material to the financial condition, business, operations, assets, results of operations or prospects of the Company and Forefront.

Each agreement that is required to be disclosed on Schedule 2.8 or Schedule 2.15 shall be referred to herein as a “Company Contract”.  Each Company Contract is valid and in full force and effect.  Except as set forth on Schedule 2.11 or Schedule 2.15, neither the Company nor Forefront, nor to the knowledge of the Company and the Shareholder, any other party thereto, is in material breach, violation or default under, and neither the Company nor Forefront has received written notice alleging that it has materially breached, violated or defaulted under, any of the terms or conditions of any Company Contract in such a manner as would permit any other party thereto to cancel or terminate any such Company Contract, or would permit any other party to seek material damages or other remedies for any or all such alleged breaches, violations, or defaults.

2.16                           Brokers’ and Finders’ Fees.  Except as set forth in Schedule 2.16, the Company and Forefront have not incurred, nor will they incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

2.17                           Insurance.  The Company and Forefront are covered by policies of insurance and bonds of the type and in amounts customarily carried by persons conducting business or owing assets similar to those of the Company and Forefront.  There is no material claim pending under any of such policies or bonds as to which coverage has been denied or disputed by the underwriters of such policies or bonds.  All premiums due and payable under all such policies have been paid, and the Company and Forefront are otherwise in compliance in all material respects with the terms of such policies and bonds.  To the knowledge of the Company and the Shareholder, there has been no threatened termination of, or material premium increase with respect to, any of such policies.

2.18                           Customers, Suppliers, Etc.  The Company has provided the Buyer with information concerning (i) the twenty (20) largest customers of the Company and Forefront, in terms of aggregate revenues to the Company and Forefront during the fiscal year ended September 30, 2002  (such customers being referred to herein as the “Major Customers”) and (ii) the twenty (20) largest suppliers of the Company and Forefront, in terms of aggregate charges to the Company and Forefront during the fiscal year ended September 30, 2002 (such suppliers being referred to herein as the “Major Suppliers”).  Except as set forth on Schedule 2.18, since October 1, 2002, (x) there has not been any change in the business relationship with any Major Customer or Major Supplier that would result in a Company Material Adverse Effect, and (y) there has been no material dispute between the Company and Forefront and any Major Customer or Major Supplier, and the Company and Forefront have received no notice that any Major Customer intends to reduce its purchases from the Company and Forefront in any material respect or that any Major Supplier intends to reduce its sale of goods or services to the Company and Forefront in any material respect.

2.19                           Banking Relationships.  Schedule 2.19 shows the names and locations of all banks and trust companies in which the Company and Forefront have accounts, lines of credit or safety deposit boxes and, with respect to each account, line of credit or safety deposit box, the names of all persons authorized to draw thereon or to have access thereto.

2.20                           Inventory.  Schedule 2.20 provides an accurate and complete breakdown of all inventory (including raw materials, work in process and finished goods) of the Company and Forefront as of June 30, 2003.  All of the Company’s and Forefront’s existing inventory (as reflected on the Company Balance Sheet, net of any reserve, and that has not been disposed of by the Company and Forefront since June 30, 2003) is, in all material respects, merchantable, usable and saleable in the ordinary course of business and consistent with the past practices of the Company and Forefront.  The inventory levels, net of reserves as reflected on the Company Balance Sheet as of June 30, 2003, maintained by the Company and Forefront are adequate for the conduct of the Company’s and Forefront’s operations in the ordinary course of business and consistent with past practices.

2.21                           Warranty Matters; Product Liability.  Each product sold, leased, licensed or delivered by the Company and Forefront has been in material conformity with all applicable product specifications and contractual commitments and all express warranties, and the Company and Forefront’ have no Liability, individually or in the aggregate (and to the knowledge of the Company and the Shareholder, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand giving rise to any Liability, individually or in the aggregate, that could reasonably be expected to result in a Company Material Adverse Effect) for replacement or repair thereof or other damages in connection therewith.  Schedule 2.21 includes copies of the standard terms and conditions of sale for the Company and Forefront (containing applicable warranty and indemnity provisions).  No product sold, leased, licensed or delivered by the Company and Forefront is subject to any contractual guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale and such other indemnities and warranties disclosed on Schedule 2.21.  There are no existing or, to the knowledge of the Company and the Shareholder, threatened product liability, warranty, failure to adequately warn or other similar claims against the Company or Forefront relating to or involving the products of the Company or Forefront except as disclosed on Schedule 2.21.  Neither the Company nor Forefront has received any statements, citations, correspondence or decisions by any Governmental Entity stating that any such product is defective or unsafe or fails to meet any product warranty or any standards promulgated by any such Governmental Entity.  There have been no notices of recall served on the Company or Forefront by any such Governmental Entity with respect to any such product.  To the knowledge of the Company and the Shareholder, there is no (i) fact relating to any product of the Company or Forefront that would impose upon the Company or Forefront a duty to recall any such product or a duty to warn customers of a defect in any such product or (ii) latent or overt design, manufacturing or other defect in any such product.  No notice of claim has been served against the Company or Forefront for material renegotiation or price redetermination of any business transaction relating to the business of the Company or Forefront, and, to the knowledge of the Company and the Shareholder, there are no facts upon which any such claim could reasonably be based.

2.22                           Accounting System.  The Company has recently begun to implement a system of internal accounting controls in order to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

2.23                           Accounts Receivable. All accounts receivable, notes receivable and other receivables (other than receivables collected since the date of the Company Balance Sheet) reflected on the Company Balance Sheet are, and all accounts receivable, notes receivable and other receivables of the Company at the Closing Date will be, valid and genuine and, to the knowledge of the Company and the Shareholder, fully collectible within one hundred eighty

(180) days in the aggregate amount thereof, less any reserve for doubtful accounts recorded on the Company Balance Sheet, and, in the case of receivables arising since the date of the Company Balance Sheet Date, any additional reserve in respect thereof calculated in a manner consistent with the reserve reflected in the Company Balance Sheet.  Notwithstanding the foregoing, neither the Shareholder nor any Affiliate of the Shareholder is hereby guaranteeing payment of any receivable.

2.24                           Condition and Sufficiency of Assets.  All of the machinery and equipment of the Company and Forefront (i) are in good working order (reasonable wear and tear excepted), (ii) have been and shall through the Closing be maintained in a manner consistent with the past maintenance practices of the Company and Forefront, and (iii) are usable in the ordinary course of business.  The owned and leased assets of the Company and Forefront constitute all of the assets, other than Intellectual Property Rights, necessary for or otherwise material to the operation of the Company’s and Forefront’s business as currently conducted.

2.25                           Investment Representations.  The Shareholder understands that the Share Consideration will not, as of the Closing Date, have been registered under the Securities Act or qualified under the securities or “blue sky” laws of any jurisdiction.  Pursuant to its obligations under the Registration Rights Agreement, the Buyer has agreed to register the Share Consideration under the Securities Act and the “blue sky” laws of certain jurisdictions.  The Shareholder further understands that the Share Consideration will constitute “restricted securities” within the meaning of Rule 144 promulgated under the Securities Act and that, as such, the Share Consideration cannot be resold unless the Share Consideration is subsequently registered under the Securities Act or unless an exemption from the registration requirements thereof is available.  The Shareholder is acquiring the Share Consideration for its own account for investment and not for, with a view to or in connection with any resale or distribution thereof in a manner that violates the Securities Act.  The Shareholder by reason of its business and financial experience, and the business and financial experience of those persons retained by it to advise it with respect to its investment in the Share Consideration, has such knowledge, sophistication and experience in business and financial matters as to be capable of evaluating the merits and risks of the prospective investment, and is able to bear the economic risk of such investment and is able to afford a complete loss of such investment.  The Shareholder acknowledges that it has been granted the opportunity to ask questions of, and receive answers from, representatives of the Buyer concerning the Buyer and the Share Consideration and to obtain any additional information that it deems necessary to verify the accuracy of the answers it received from such representatives.  The Shareholder has had an opportunity to review the Buyer’s filings with the Securities and Exchange Commission.  The Shareholder is an “accredited investor” within the meaning of Rule 501 promulgated under the Securities Act.

2.26                           Disclosure. None of the information furnished by the Company to the Buyer in this Agreement, the Schedules hereto, or in any certificate to be executed or delivered pursuant hereto by the Company or the Shareholder at or prior to the Closing, is, in any material respect, false or misleading or contains any misstatement of a material fact, or omits to state any material fact required to be stated in order to make the statements herein or therein not misleading in light of the circumstances under which they were made.

ARTICLE 3.
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Shareholder as follows:

3.1                                 Corporate Status of the Buyer.  The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with the requisite corporate power to own, operate and lease its properties and to carry on its business as now being conducted.  Except as would not have a Buyer Material Adverse Effect, the Buyer is duly qualified or licensed to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.

3.2                                 Authority for Agreement; Noncontravention.

3.2.1                        Authority.  The Buyer has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  No additional corporate proceedings on the part of the Buyer are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.  This Agreement has been, and the other agreements contemplated hereby to be signed by the Buyer at or before the Closing will have been, duly executed and delivered by the Buyer and constitute or will at the time of their signing constitute valid and binding obligations of the Buyer enforceable against it in accordance with their respective terms, subject to the qualifications that enforcement of the rights and remedies created hereby and thereby are subject to (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application affecting the rights and remedies of creditors and (b) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).  The Share Consideration when issued to the Shareholder at the Closing will be duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights.

3.2.2                        No Conflict.  Neither the execution and delivery of this Agreement by the Buyer, nor the performance by the Buyer of its obligations hereunder, nor the consummation by the Buyer of the transactions contemplated hereby will (a) conflict with or result in a violation of any provision of the Certificate of Incorporation or bylaws of the Buyer, or (b) with or without the giving of notice or the lapse of time, or both, in any material way, conflict with, or result in any violation or breach of, or constitute a default under, or result in any right to accelerate or result in the creation of any Encumbrance pursuant to, or right of termination under, any provision of any note, mortgage, indenture, lease, instrument or other agreement, Permit, concession, grant, franchise, license, judgment, order, decree, statute, ordinance, rule or regulation to which the Buyer is a party or by which the Buyer or any of its assets or properties is bound or which is applicable to the Buyer or any of its assets or properties.  No authorization, consent or approval of, or filing with or notice to, any Governmental Entity is necessary for the execution and delivery of this Agreement by the Buyer or the consummation by the Buyer of the transactions contemplated hereby.

3.3                                 Capitalization.  The authorized capital stock of the Buyer consists of Buyer Common Stock, series A convertible preferred stock, par value $0.001 per share (the “Buyer

Series A Preferred Stock”), and undesignated preferred stock, par value $0.001 per share (the “Buyer Undesignated Preferred Stock”).  There are 50,000,000 shares of Buyer Common Stock authorized, and as of July 25, 2003, (i) 16,883,098 shares of Buyer Common Stock were issued and outstanding and (ii) 6,416,164 shares of Buyer Common Stock have been authorized and reserved for issuance, of which 3,455,423 have been reserved for issuance for grant pursuant to Buyer’s 2001 Stock Option and Incentive Plan (the “Buyer Stock Option Plan”) subject to adjustment on the terms set forth in the Buyer Stock Option Plan, 777,681 shares have been reserved for issuance upon the exercise of outstanding stock options to purchase Buyer Common Stock that were not granted under the Buyer Stock Option Plan, 408,463 shares have been reserved for issuance pursuant to the Buyer’s 2001 Employee Stock Purchase Plan, as amended, and 784,638 shares of Buyer Common Stock were authorized and reserved for issuance upon the exercise of the Buyer Warrants (as defined below).  There are 5,000,000 shares of Buyer Preferred Stock authorized, of which 2,666,667 shares have been designated as Buyer Series A Preferred Stock, of which 323,060 shares are issued and outstanding as of the date of this Agreement.  There are 2,333,333 shares of Buyer Undesignated Preferred Stock authorized, of which no shares are issued and outstanding as of the date of this Agreement.  There are outstanding options to purchase 2,572,052 shares of Buyer Common Stock under the Buyer Stock Option Plan and options to purchase 883,371 shares of Buyer Common Stock remain available for grant thereunder.  As of the date of this Agreement, there are outstanding warrants to purchase 784,638 shares of Buyer  Common Stock (the “Buyer Warrants”).

3.4                                 SEC Documents.

3.4.1                        The Buyer has filed all required forms, reports and documents with the SEC since January 1, 2002 (collectively, the “Buyer SEC Reports”), all of which were prepared in all material respects in accordance with the Sarbanes-Oxley Act of 2002, the Securities Act of 1933 and the Securities Exchange Act of 1934 (collectively, the “Securities Laws”).  As of their respective dates, the Buyer SEC Reports (a) complied in all material respects with the applicable requirements of the Securities Laws and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  The representation in clause (b) of the preceding sentence does not apply to any misstatement or omission in any Buyer SEC Report filed prior to the date of this Agreement which was superseded by and corrected in a subsequent Buyer SEC Report filed prior to the date of this Agreement.  Each of the consolidated balance sheets of the Buyer included in or incorporated by reference into the Buyer SEC Reports (including any related notes and schedules), as superseded by or corrected in a subsequent Buyer SEC Report filed prior to the date of this Agreement, fairly presents the consolidated financial position of the Buyer and its Subsidiaries as of its date and each of the consolidated statements of income, retained earnings and cash flows of the Buyer included in or incorporated by reference into the Buyer SEC Reports (including any related notes and schedules), as superseded by or corrected in a subsequent Buyer SEC Report filed prior to the date of this Agreement, fairly presents the results of operations, retained earnings or cash flows, as the case may be, of the Buyer and its Subsidiaries for the periods set forth therein, in each case in accordance with GAAP consistently applied during the periods involved except, in the case of unaudited statements, for the related notes and for normal year-end audit adjustments which will not be material in amount or effect.

3.4.2                        Except as and to the extent set forth on the balance sheet of the Buyer as of March 31, 2003 included in the Buyer Form 10-Q for the quarter then ended or otherwise disclosed in the notes thereto, such Form 10-Q or any Form 8-K filed by the Buyer from March 31, 2003 to the date of this Agreement, the Buyer, as of the date of this Agreement, does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) except for (i) liabilities or obligations incurred in the ordinary course of business consistent with past practice since March 31, 2003; (ii) liabilities and obligations incurred in connection with this Agreement and the transactions contemplated hereby; and (iii) liabilities and obligations that individually or in the aggregate have not had or would not reasonably be expected to have a Buyer Material Adverse Effect.

3.5                                 Absence of Certain Changes.    Except as disclosed in the Buyer SEC Reports filed and publicly available prior to the date of this Agreement, there has not been, since March 31, 2003: (a) any declaration, setting aside or payment of any dividend or other distribution with respect to the Buyer’s capital stock or securities; (b) any material change in the Buyer’s accounting principles, practices or methods, except as required by GAAP; (c) any event or development that individually or together with any one or more other events or developments has had or would reasonably be expected to have a Buyer Material Adverse Effect; or (d) any event or development that would individually or together with any one or more other events or developments reasonably be expected to prevent or materially delay the Closing or the performance of this Agreement by the Buyer.

3.6                                 Litigation.    Except as set forth in the Buyer SEC Reports, there is no claim, litigation, suit, action and proceeding pending or, to the knowledge of the Buyer, threatened against the Buyer, before any Governmental Entity or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Buyer Material Adverse Effect or have a material adverse effect on the ability of the parties hereto to consummate the transactions contemplated hereby nor, to the knowledge of the Buyer, is there any reasonable basis therefor.

3.7                                 No Broker’s or Finder’s Fees.   The Buyer has not paid or become obligated to pay any fee or commission to any broker, finder, financial advisor or intermediary in connection with the transactions contemplated by this Agreement, except for Covington Associates, LLC.

ARTICLE 4.

CONDUCT PRIOR TO THE CLOSING

4.1                                 Conduct of Business by the Company.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company and Forefront shall, except to the extent that Buyer shall otherwise consent in writing, carry on their business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations, pay their debts and Taxes when due subject to good faith disputes over such debts or Taxes, pay or perform other material obligations when due, and use their commercially reasonable efforts consistent with past practices and policies to (i) preserve intact their present business organization, (ii) maintain their equipment and other assets in good working order, (iii) keep in force their insurance policies, (iv) keep available the services of their present officers and employees and (v) preserve their relationships with customers, suppliers, distributors, and others with which they have business dealings.  In addition, the Company will promptly notify the Buyer of any Company Material Adverse Effect.

4.2                                 Certain Prohibited Actions.  In addition, except as permitted by the terms of this Agreement, without the prior written consent of the Buyer, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company shall not do any of the following and shall not permit Forefront to do any of the following:

4.2.1                        Grant any severance or termination pay to any officer or employee except pursuant to written agreements in effect, or policies existing, on the date hereof and as previously disclosed in writing to the Buyer, or adopt any new severance plan;

4.2.2                        Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Company Intellectual Property Rights, other than non-exclusive licenses in the ordinary course of business and consistent with past practices;

4.2.3                        Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock, split, combine or reclassify any capital stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

4.2.4                        Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities;

4.2.5                        Cause, permit or propose any amendments to its Articles of Incorporation, Bylaws or other charter documents (or similar governing instruments of Forefront);

4.2.6                        Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company and Forefront or enter into any material joint ventures;

4.2.7                        Enter into any material strategic relationship or alliance in which the Company or Forefront agrees to share profits, pay royalties, or grant exclusive rights of any nature to any material assets of the Company or Forefront to any third party;

4.2.8                        Sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of Company and Forefront, other than sales of products in the ordinary course of business consistent with past practices;

4.2.9                        Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or Forefront, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than (i) in connection with the financing of ordinary course trade payables consistent with past practice or (ii) pursuant to existing credit facilities in the ordinary course of business;

4.2.10                  Adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, or change in any material respect any management policies or procedures;

4.2.11                  Make any capital expenditures outside of the ordinary course of business in excess of $25,000 in the aggregate;

4.2.12                  Modify, amend or terminate any Company Contract or other material contract or agreement to which the Company or any Subsidiary thereof is a party or enter into any contract or agreement which provides for the Company or Forefront to incur or pay any amounts in excess of $25,000 over the life of such contract or agreement;

4.2.13                  Settle any material litigation or waive, release or assign any material rights or claims thereunder except as necessary to satisfy closing conditions hereunder;

4.2.14                  Enter into, modify, amend or cancel any development services, licensing, distribution, sales, sales representation or other similar agreement or obligation other than such agreements entered into in the ordinary course of business consistent with past practices;

4.2.15                  Materially revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

4.2.16                  Engage in any action with the intent to directly or indirectly adversely impact any of the transactions contemplated by this Agreement;

4.2.17                  Make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company or Forefront, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or Forefront, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Company or Forefront for any period ending after the date of the Closing or decreasing any Tax attribute of the Company or Forefront existing on the date of the Closing; or

4.2.18                  Agree in writing or otherwise to take any of the actions described in Sections 4.2.1 through 4.2.17.

ARTICLE 5.

ADDITIONAL AGREEMENTS

5.1                                 Resignation of Directors and Officers.  The Shareholder shall cause the directors and officers of the Company and Forefront to resign their positions effective at the Closing.

5.2                                 Consents; Further Assurances. The parties shall use all commercially reasonable efforts to obtain any consent, authorization, order or approval of, or any exemption by, any Governmental Entity, or other third party, required to be obtained or made by such party in connection with the taking of any action contemplated by this Agreement and to satisfy the conditions set forth herein to the other party’s performance hereof.  At any time and from time to time after the Closing, the parties agree to cooperate with each other to execute and deliver such other documents, instruments or transfer or assignment, files, books and records, and to do all such further acts and things, as may be reasonably required to carry out the transactions contemplated hereby.

5.3                                 Confidentiality; Access to Information.

5.3.1                        The parties acknowledge that the Shareholder and the Buyer have previously executed a Confidential Disclosure Agreement dated as of February 18, 2003 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms, subject to the provisions of Section 5.3.3.

5.3.2                        The Company and Forefront will afford Buyer and its accountants, counsel and other representatives reasonable access to their properties, books, records and personnel during the period prior to the Closing to obtain such information concerning the business, including the status of product development efforts, properties, results of operations and personnel, as Buyer may reasonably request; provided, however, that the Company and Forefront shall not arrange for the Buyer to speak with their customers without first obtaining the consent of the Shareholder, which consent shall be given to the Buyer prior to the Closing.

5.3.3                        The Shareholder and the Company agree that it shall not be a breach of the Confidentiality Agreement for the Buyer to disclose information concerning this Agreement and the purchase and sale of the Shares to one or more potential financing sources, and expressly authorize any such disclosure, subject to the agreement of the financing source to treat such information as confidential, to restrict its disclosure to those within the financing source’s organization that need to know for the purpose of the financing and to refrain from disclosing such information to any third party, except to the extent such information would not be subject to the protection of the Confidentiality Agreement.

5.4                                 Exclusivity.  From and after the date of this Agreement until the Closing or termination of this Agreement pursuant to its terms, the Company, Forefront and the Shareholder will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, except as to the existence of these provisions, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal.  The Company, Forefront and the Shareholder will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal.  Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer, director or employee of the Company, Forefront or the Shareholder or any investment banker, attorney or other advisor or representative of the Company, Forefront or the Shareholder shall be deemed to be a breach of this Section 5.4 by the Company and the Shareholder.

For purposes of this Agreement, “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by the Buyer) relating to, or involving:  (A) any acquisition or purchase by any person or “group” (as defined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of more than a 15% beneficial ownership interest in the total outstanding voting securities of the Company or Forefront; (B) any merger, consolidation, business combination or similar transaction involving the Company or Forefront; (C) any sale, lease, exchange, transfer, license (other than in the ordinary course of business), acquisition, or disposition of any material assets of the Company and Forefront; or (D) any liquidation or dissolution of the Company or Forefront.

5.5                                 Non-Competition And Non-Solicitation.

5.5.1                        Commencing on the Closing Date and ending on the date that is the fifth anniversary of the Closing Date (such period, the “Non-Compete Period”), the Shareholder and its Affiliates shall refrain from, without the express written consent of the Buyer, directly or indirectly, anywhere in the world, (i) engaging in the business of manufacturing and/or selling any lateral flow rapid diagnostic test products currently manufactured and/or sold by the Company or Forefront (excluding ancillary products) or any products substantially similar thereto (the “Competitive Products”), or (ii) owning, managing, operating, financing, controlling, investing, or participating in the ownership, management, operation, finance or control of, or acting as a sales or marketing representative or consultant with respect to matters relating to, or lending its name or any similar name to, any Person whose business involves the manufacturing and/or selling any of Competitive Products.

5.5.2                        Notwithstanding Section 5.5.1 above, during the Non-Compete Period, the Affiliates of the Shareholder shall be permitted to continue their current businesses of manufacturing and selling those lateral flow rapid diagnostic test products that are the same as or substantially similar to the Competitive Products and that are currently in development or being marketed, distributed or sold by the Shareholder’s Affiliates, which products are identified on Schedule 5.5.2.  Additionally, Remel Inc., an Affiliate of the Shareholder (“Remel”), shall be permitted to manufacture and sell other lateral flow rapid diagnostic tests for viral and bacterial diseases, as long as they are not a test for a disease that is currently the subject of one of the Competitive Products.  Notwithstanding the foregoing, the total aggregate net sales of the products the manufacture and sale of which are permitted pursuant to this Section 5.5.2 (“Permitted Products”), shall in no event exceed $6 million in the first year of the Non-Compete Period, said amount increasing each year thereafter by $1 million (i.e., $10 million in year 5); provided, however, that sales of products that are supplied to the Shareholder or an Affiliate thereof by an Affiliate of the Buyer shall not be counted against such annual sales limits.  The annual sales limits shall also include and apply to sales of Permitted Products by any one or more Persons who may acquire (through the sale of assets, a license or otherwise) the right to manufacture any Permitted Product, such that the annual sales limits shall refer to the total aggregate net sales of Permitted Products by the Affiliates of the Shareholder and any such one or more Persons, and neither the Shareholder nor any Affiliate thereof shall grant any such rights to any Person unless such Person shall agree in writing to be bound by the provisions of this Section 5.5.2.

5.6                                 Certain Tax Matters.  The following provisions shall govern the allocation of responsibility as between the Buyer and the Shareholder for certain tax matters following the date of the Closing:

5.6.1                        Tax Indemnification.  As provided in greater detail in Article 7, the Shareholder shall indemnify the Company, Forefront, the Buyer, and each Affiliate of Buyer and hold them harmless from and against, without duplication, any loss, claim, liability, expense, or other damage attributable to (i) all Taxes (or the non-payment thereof) of the Company and Forefront for all Taxable periods ending on or before the date of the Closing and the portion through the end of the date of the Closing for any Taxable period that includes (but does not end on) the date of the Closing (“Pre-Closing Tax Period”), (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company or Forefront (or any predecessor of any of the foregoing) is or was a member on or prior to the date of the Closing, including pursuant to Treasury Regulation section 1.1502-6 or any analogous or similar state, local, or foreign law or regulation, (iii) any and all Taxes of any Person (other than the Company and Forefront) imposed on the Company or Forefront as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing and (iv) any other breach of the representations and warranties contained in Section 2.6.  Any such loss, claim, liability, expense, or other damage described in the preceding sentence is sometimes hereinafter referred to as a “Tax Loss.”

5.6.2                        Responsibility for Filing Tax Returns.  The Shareholder shall include the income of the Company and Forefront (including any deferred items triggered into income by Reg. §1.1502.13 and any excess loss account taken into income under Reg. §1.1502.19) on the Shareholder’s consolidated federal income Tax returns for all periods through the date of Closing and shall pay any federal income Taxes attributable to such income.  For all taxable periods ending on or before the date of the Closing, the Shareholder shall cause the Company and Forefront to join in the Shareholder’s consolidated federal income Tax Return.  All such Tax Returns shall be true, correct and complete, and shall be filed in a manner consistent with prior practice, except as required by a change in applicable law.  The income of the Company and Forefront shall be apportioned to the period up to and including the date of the Closing and the period after the date of the Closing by closing the books of the Company and Forefront as of the end of the date of the Closing.  The Buyer shall cause the Company and Forefront to furnish information to the Shareholder as reasonably requested by the Shareholder to satisfy its obligations under this Section in accordance with past custom and practice of the Shareholder.  The Company and Forefront and the Buyer shall cooperate and consult with the Shareholder as to any elections to be made on Tax Returns of the Company and its Subsidiary for periods ending before or on the date of the Closing.  The Buyer shall cause the Company and Forefront to file income Tax Returns or shall include the Company and Forefront in the Buyer’s combined or consolidated Tax returns for all periods other than periods ending on or before the date of the Closing.

5.6.3                        Cooperation on Tax Matters.

(a)                                  The Buyer, the Company and Forefront, and the Shareholder shall cooperate fully, as and to the extent reasonably requested by each other party, in connection with the filing of Tax Returns pursuant to this Section 5.6.3 and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Company and Forefront and the Shareholder agree (A) to retain all books and records with respect to Tax matters pertinent to the Company and Forefront relating to any taxable period beginning before the date of the Closing until the expiration of the statute of limitations (and, to the extent notified by the Buyer or the Shareholder, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give each other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if any other party so requests, the Company and Forefront or the Shareholder, as the case may be, shall allow such other party to take possession of such books and records.

(b)                                 With regard to any tax audit involving the Company or Forefront which covers any Pre-Closing Tax Period, the settlement or resolution of which tax audit may give rise to a claim for indemnification against Shareholder under Section 5.6.1, (i) the Shareholder will defend the Company and Forefront in the audit with counsel of its choice reasonably satisfactory to the Buyer, (ii) the Buyer, Company and Forefront will cooperate in the defense of such matter and may retain separate co-counsel at its sole cost and expense (except that the Shareholder will be responsible for the fees and expenses of the separate co-counsel to the extent that Buyer concludes reasonably that the counsel the Shareholder has selected has a conflict of interest), (iii) the Buyer will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the prior written consent of the Shareholder (not to be withheld unreasonably), and (iv) the Shareholder will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the prior written consent of the Buyer (which consent will not be withheld unreasonably); provided, however, that if the Shareholder receives a bona fide offer of settlement providing for a general release of the Buyer, Company and Forefront from all liability with respect to the matter solely in exchange for cash and such settlement would not establish a precedent materially adverse to the Buyer, the Company or Forefront, and the Buyer does not consent to the settlement of the matter pursuant to such offer, then Buyer shall assume sole defense of such matter and the indemnity obligation of the Shareholder with respect to such matter shall be limited to the amount set forth in the settlement offer.  If the Shareholder does not notify the Buyer within 5 days after the Closing date that the Shareholder is assuming the defense of a tax audit pursuant to this Section 5.6.3(b), however, the Buyer may defend against, or enter into any settlement with respect to, the matter in any manner it may reasonably deem appropriate.

(c)                                  The Buyer and the Shareholder further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(d)                                 The Buyer and the Shareholder further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Code section 6043 and all Treasury Regulations promulgated thereunder.

5.6.4                        Tax Sharing Agreements.  All Tax sharing agreements or similar agreements with respect to or involving the Company and Forefront shall be terminated as of the date of the Closing and, after the date of the Closing, the Company and Forefront shall not be bound thereby or have any liability thereunder.

5.6.5                        Certain Taxes and Fees.  All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by the Shareholder when due, and the Shareholder will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, the Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

5.6.6                        Certain Tax Refunds.  Any income Tax refunds or credits that relate to the Company or Forefront and to income Tax periods or portions thereof ending on or before the date of the Closing (“Pre-Closing Refunds”) shall belong to Shareholder and not to the Buyer or any Buyer Affiliate.  If, following the Closing, a Pre-Closing Refund is received by the Buyer, Company or Forefront, within ten (10) days the Buyer shall notify the Shareholder in writing of the receipt and the amount of the Pre-Closing Refund.  The Buyer shall pay or shall cause to be paid to the Shareholder the amount of such Pre-Closing Refund within thirty (30) days after the receipt thereof.

5.6.7                        No Code §338(h)(10) Election.  None of the Buyer, the Company or any Affiliate of either of them shall make any election under Code §338(h)(10) with respect to the transactions contemplated by this Agreement.

5.6.8                        Survival.  The provisions of this Section 5.6 shall survive the Closing until the last to expire of the statute of limitations with respect to any relevant Tax or Taxable periods to which this Section relates.

5.7                                 Public Announcements.  No party to this Agreement shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other parties; provided, however, that any party may make any public disclosure it believes in good faith is required by applicable law (in which case the disclosing party will advise the other party of the contents and timing of such disclosure and will afford the other party a reasonable opportunity to comment thereon prior to making such disclosure).

5.8                                 Company Schedules.  Prior to the Closing, the Company and the Shareholder shall revise, supplement and update the Schedules hereto as necessary in order to prevent a breach, omission or inaccuracy of any of the Shareholder’s representations and warranties as of the date of this Agreement.  Each such revision, supplement or update of the Schedules shall constitute a modification of the representations and warranties contained in this Agreement; provided, however, that if a Company Material Adverse Effect occurs as a result of the substance of any such revision, supplement or update, the Buyer shall have the right to terminate this Agreement pursuant to Section 9.1.4.

5.9                                 Buyer Schedules.  Prior to the Closing, the Buyer shall revise, supplement and update any Schedules hereto as necessary in order to prevent a breach, omission or inaccuracy of any of the Buyer’s representations and warranties as of the date of this Agreement.  Each such revision, supplement or update of the Schedules shall constitute a modification of the representations and warranties contained in this Agreement; provided, however, that if a Buyer Material Adverse Effect occurs as a result of the substance of any such revision, supplement or update, the Shareholder shall have the right to terminate this Agreement pursuant to Section 9.1.4.

ARTICLE 6.

CONDITIONS PRECEDENT

6.1                                 Conditions Precedent to the Obligations of Each Party.  The obligations of the parties hereto to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

6.1.1                        No Adverse Proceedings.  No injunction or restraining or other order issued by a court of competent jurisdiction that prohibits or materially restricts the consummation of the transactions contemplated hereby shall be in effect (each party agreeing to use all reasonable efforts to have any injunction or other order immediately lifted), and no action or proceeding shall have been commenced or threatened in writing seeking any injunction or restraining or other order that seeks to prohibit, restrain, invalidate or set aside consummation of the transactions contemplated hereby.

6.1.2                        Illegality.  There shall not have been any action taken, and no statute, rule or regulation shall have been enacted, by any Government Entity that would prohibit or materially restrict the consummation of the transactions contemplated hereby.

6.2                                 Conditions Precedent to Obligation of the Buyer.  The obligation of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment (unless waived in writing by the Buyer) at or prior to the Closing of each of the following additional conditions:

6.2.1                        Representations and Warranties.  The representations and warranties of the Shareholder contained in this Agreement shall be true and correct in all material respects on and as of the Closing, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Closing; and the Shareholder shall have delivered to the Buyer a certificate to that effect, dated the date of the Closing and signed by the Shareholder.

6.2.2                        Agreements and Covenants.  The Shareholder and the Company shall have performed in all material respects all of their agreements and covenants set forth herein that are required to be performed at or prior to the Closing; and the Shareholder shall have delivered to the Buyer a certificate to that effect, dated the date of the Closing and signed by the Shareholder.

6.2.3                        Due Diligence Review.  The Buyer shall have completed its due diligence review of the Company and Forefront, and the Buyer shall not have discovered in such review a condition, circumstance or event that has or could reasonably be expected to have a Company Material Adverse Effect.

6.2.4                        Closing Documents.  The Company and the Shareholder shall have delivered to the Buyer such closing documents as are required hereby.

6.2.5                        Resignations and Releases.  The Buyer shall have received the written resignations of the directors and officers of the Company and Forefront as contemplated by Section 5.1 hereof, such directors and officers shall have executed general releases of the Company and Forefront in form and substance reasonably satisfactory to the Buyer, and the Buyer shall have received copies of such releases.

6.2.6                        Certificates and Stock Powers.  The Shareholder shall have delivered to the Buyer or its designee stock certificate or certificates representing the Shares, duly endorsed in blank or accompanied by appropriate stock powers duly executed in blank, with all stock transfer taxes paid for.

6.2.7                        Employment Arrangements.  The Company shall have amended or terminated its current employment agreement with Jeffrey A. Konecke with no further obligation to the Company or the Buyer.

6.2.8                        Working Capital.  At the time of the Closing, the Company shall have consolidated working capital of at least $10,600,000.  For purposes hereof, “consolidated working capital” shall mean the amount of the Company’s and Forefront’s accounts receivable and inventory (net of reserves) minus accounts payable and current liabilities, as determined in a manner consistent with the presentation in the Company Balance Sheet.  The Shareholder shall have delivered to the Buyer a certificate indicating the Company’s compliance with such working capital requirement with details of the calculation of the working capital amount, dated the date of the Closing and signed by the Shareholder.

6.2.9                        Audit.  The Buyer shall have received an unqualified audit report in form and substance satisfactory to the Buyer from BDO Seidman, LLP addressing the consolidated financial statements and related notes thereto of the Company and Forefront as of and for the year ended September 30, 2002 and as of and for the nine months ended June 30, 2003.

6.2.10                  Lenders’ Consent.  The Buyer shall have received any necessary consents with respect to its purchase of the Shares and the consummation of the transactions contemplated by this Agreement then required under any loan agreement with the Buyer or any of its subsidiaries.

6.2.11                  Letter from Apogent.  The Shareholder’s Affiliate, Apogent Technologies Inc. (“Apogent”), shall have executed and delivered to the Buyer a letter substantially in the form attached as Exhibit B.

6.2.12                  Flu A/B Agreement.  Remel shall have executed and delivered the Flu A/B Product Agreement substantially in the form attached as Exhibit C (the “Flu A/B Agreement”).

6.2.13                  Supply Agreements.  Certain Affiliates of the Shareholder shall have entered into supply agreements with the Company and Forefront on commercially reasonable, arms-length terms and in form and substance reasonably satisfactory to the Buyer (the “Supply Agreements”).

6.2.14                  Remel Agreement.  Remel shall have executed and delivered the Agreement between it and the Buyer substantially in the form attached as Exhibit D (the “Remel Agreement”).

6.3                                 Conditions to Obligations of the Shareholder.  The obligation of the Company and the Shareholder to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment (unless waived by the Shareholder) at or prior to the Closing of the following additional conditions:

6.3.1                        Representations and Warranties.  The representations and warranties of the Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Closing; and the Buyer shall have delivered to the Shareholder a certificate to that effect, dated the date of the Closing and signed by the Buyer.

6.3.2                        Agreements and Covenants.  The Buyer shall have performed in all material respects all of its agreements and covenants set forth herein that are required to be performed at or prior to the Closing; and the Buyer shall have delivered to the Shareholder a certificate to that effect, dated the date of the Closing and signed by the Buyer.

6.3.3                        Releases.  The Buyer and its Affiliates shall have released the Company, the Shareholder and the Shareholders’ Affiliates from: (i) liability for products supplied by the Company to Pfizer, Inc. under the Buyer’s legal cases against Pfizer, Inc. filed in Newark, New

Jersey District Court, namely, Inverness Medical Switzerland GmbH and Unipath Diagnostics, Inc. v. Pfizer, Inc. and Princeton Biomeditech Corporation, Civil Action No. 01-5516 (JLL) (D.N.J.), Inverness Medical Switzerland GmbH and Unipath Diagnostics, Inc. v. Warner-Lambert Company, Civil Action No. 99-CV-101 (KSH) (D.N.J.), and Inverness Medical Switzerland GmbH and Unipath Diagnostics, Inc. v. Pfizer, Inc. and Mizuho USA, Inc., Civil Action No. 02-1029 (KSH) (D.N.J.), and (ii) liability for infringement, if any, of patents owned or licensed by the Buyer or its Affiliates with respect to products manufactured and/or sold by the Shareholder and/or its Affiliates, prior to the Closing Date.  The releases will not be construed as (a) admissions by the Shareholder that any product infringes such patents, (b) giving the Shareholder, its Affiliates or Pfizer, Inc. any express or implied license going forward under such patents, or (c) in the case of clause (ii) above, applying in connection with any claims of Armkel, LLC, Pfizer, Inc. or any of their respective Affiliates relating to or arising out of sales of products by the Company or Forefront before the Closing.

6.3.4                        Registration Rights Agreement.  The Buyer shall have executed and delivered to the Shareholder a Registration Rights Agreement (the “Registration Rights Agreement”) substantially in the form attached as Exhibit E.

6.3.5                        Flu A/B Agreement.  The Company, the Buyer, and Wampole Laboratories, Inc., an Affiliate of the Buyer, shall have executed and delivered the Flu A/B Agreement.

6.3.6                        Supply Agreements.  Certain Affiliates of the Shareholder shall have entered into the Supply Agreements with the Company and Forefront on commercially reasonable, arms-length terms and in form and substance reasonably satisfactory to the Shareholder.

6.3.7                        Remel Agreement.  The Buyer shall have executed and delivered the Remel Agreement.

6.3.8                        Delivery of Consideration.  The Buyer shall have delivered to the Shareholder (i) a stock certificate registered in the name of the Shareholder representing the Share Consideration and (ii) the Additional Consideration, including the Promissory Note, if applicable.  Any cash comprising the Additional Consideration shall be delivered by wire transfer on the date of the Closing to an account designated by the Shareholder.

ARTICLE 7.

SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

7.1                                 Survival of Representations and Warranties.  All representations and warranties made by any party in this Agreement or any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing and continue in full force and effect: (a) in the case of the representations and warranties contained in Sections 2.1, 2.2, 2.3, 2.6, 2.12, 3.1 and 3.2 (collectively, the “Long Term Warranties”), until 30 days after the expiration of the statute of limitations with respect to the matter to which the claim related and (b) in the case of any other representation or warranty contained in this Agreement (collectively, the “Short Term Warranties”) until January 31, 2005.  Each of the agreements and covenants of the parties to this Agreement shall survive the Closing and continue in full force and effect until such agreement or covenant has been fully performed or satisfied.

7.2                                 Indemnification by Shareholder.  Subject to the terms and conditions of this Article 7, the Shareholder hereby agrees (without any right of contribution from the Company or any right of indemnification against the Company) to indemnify, defend and hold harmless the Buyer and each of its Subsidiaries (including without limitation the Company and Forefront) and each of their respective directors, officers, agents and Affiliates (collectively, the “Buyer Indemnified Persons”) from and against any loss, liability, damage, cost or expense (including costs and reasonable attorneys’ fees and disbursements) (collectively, “Damages”) suffered, incurred or paid by any Buyer Indemnified Person (a) which would not have been suffered, incurred or paid if (i) all the representations and warranties of the Shareholder and the Company contained in this Agreement or in any certificate delivered by the Shareholder or the Company pursuant to this Agreement had been true, complete and correct, and (ii) all the covenants and agreements of the Shareholder and the Company contained in this Agreement had been fully performed and fulfilled, (b) in connection with any claims brought by Armkel, LLC, Pfizer, Inc. or their respective Affiliates relating to or arising out of sales of products of the Company or Forefront before the Closing (other than claims relating to the lawsuits referred to in Section 6.3.3(i)) and (c) in connection with any Tax Losses (collectively, “Buyer Claims”).  With respect to any Buyer Indemnified Person other than Buyer, the Shareholder acknowledges and agrees that the Buyer is contracting on its own behalf and for such Buyer Indemnified Person and the Buyer shall obtain and hold the rights and benefits provided for in this Section 7.2 in trust for and on behalf of such Buyer Indemnified Person.  “Damages” shall be determined by taking into account the actual amount of damage, loss, deficiency, cost or expense incurred or suffered by reason of the event or condition giving rise to the obligation to indemnify.  In no event shall any Damages subject to indemnification hereunder include consequential, special or punitive damages, except to the extent such damages are part of any third-party claim.

For purposes of indemnification under this Section 7.2, any breach of any representation or warranty by the Shareholder contained in this Agreement (or in any certificate delivered pursuant to the terms of this Agreement) shall be deemed to constitute a breach of such representation or warranty notwithstanding any limitation or qualification as to materiality, including but not limited to, anything related to a Company Material Adverse Effect, set forth in such representation or warranty, it being the intention of the parties hereto that the limitations contained in Section 7.3 substitute for any such limitation or qualification as to materiality and that the Buyer Indemnified Persons shall be indemnified and held harmless from and against any and all Damages arising out of or based upon or with respect to the failure of any such representation or warranty to be true, correct and complete in any respect subject to the limitations imposed in Section 7.3.

7.3                                 Limitations on Indemnification by Shareholder.

7.3.1                        Sole Remedy.  The indemnification provisions contained in this Article 7 shall be the sole remedy of the Buyer Indemnified Persons against the Shareholder for all Buyer Claims.

7.3.2                        Timing; Threshold Amount.

(a)                                  Except as provided in Section 7.3.4, the indemnification provided for in this Article 7 shall not apply to a Buyer Claim that is made after the expiration of the relevant survival period, if any, as provided in Section 7.1.

(b)                                 The Shareholder shall not have any obligation to indemnify the Buyer Indemnified Persons from and against any Damages caused by or arising from a breach of any representation or warranty of the Shareholder unless and until the aggregate amount of all such Damages exceeds $500,000 (the “Threshold Amount”).  No individual Buyer Claim involving Damages of less than $5,000 (a “Minor Claim”) shall be included in any determination of whether the Threshold Amount has been reached.  Once the aggregate Damages from all Buyer Claims (excluding Minor Claims) do exceed the Threshold Amount, the Shareholder shall indemnify the Buyer Indemnified Persons from and against the total amount of such Damages, including the Threshold Amount but excluding all Minor Claims.

7.3.3                        Limits on Liability.  The total liability of the Shareholder under this Article 7 for any and all Buyer Claims related solely to the Short Term Warranties or to the representations and warranties contained in Sections 2.1, 2.2, and 2.3 shall be limited to $10,000,000.  The total liability of the Shareholder under this Article 7 for Buyer Claims related to any other matter, including without limitation the representations and warranties contained in Section 2.12 and the claims described in clauses (b) and (c) of the first paragraph of Section 7.2, shall be unlimited.

7.3.4                        Exceptions to Limitations.  None of the limitations set forth in this Section 7.3 shall in any manner limit the liability or indemnification obligations of the Shareholder with respect to: (i) intentional fraud, or (ii) any breach of the covenants and agreements in this Agreement.

7.4                                 Process of Indemnification for Buyer Claims.

7.4.1                        Recovery by Buyer Indemnified Persons.  In seeking to collect the amount of any Buyer Claim with respect to which a Buyer Indemnified Person is entitled to indemnification hereunder, the Buyer shall first give the Shareholder written notice of such Buyer Claim (“Buyer Indemnification Notice”).  The Buyer Indemnification Notice shall contain a brief summary of the basis for the Buyer Claim.  If the Shareholder does not dispute the basis or amount of any Buyer Claim within 60 days of receiving the Buyer Indemnification Notice, the Buyer shall have the right promptly to recover indemnity as and to the extent provided herein.  If the Shareholder disagrees with the basis of the Buyer Claim or the amount of damages caused thereby, then within 60 days of receiving the Buyer Indemnification Notice, the Shareholder shall give notice to the Buyer of such disagreement and, in that case, the Buyer shall have no right to recover indemnity hereunder until such time, if at all, as (a) a court of competent jurisdiction issues a final, non-appealable order specifying the amount of the Buyer’s recovery, in which case the Buyer shall have the right promptly to recover the amount so specified (subject to the limitations contained in this Article 7) or (b) the Buyer and the Shareholder agree in writing to the amount of Buyer’s recovery, in which case the Buyer shall have the right promptly to recover the amount so agreed.

7.4.2                        Third-Party Claims.  If any third party shall notify any Buyer Indemnified Person of any matter which may give rise to a claim for indemnification against the Shareholder under this Article 7, then such Buyer Indemnified Person shall notify the Shareholder thereof promptly in writing; provided, however, that no delay on the part of such Buyer Indemnified Person in notifying the Shareholder shall relieve the Shareholder from any liability or obligation hereunder unless (and then solely to the extent that) the Shareholder is damaged thereby.  If the Shareholder notifies such Buyer Indemnified Person within 15 days after such Buyer Indemnified Person has given notice of the matter that the Shareholder is assuming the defense thereof, (a) the Shareholder will defend such Buyer Indemnified Person against the matter with counsel of its choice reasonably satisfactory to such Buyer Indemnified Person, (b) such Buyer Indemnified Person will cooperate in the defense of such matter and may retain separate co-counsel at its sole cost and expense (except that the Shareholder will be responsible for the fees and expenses of the separate co-counsel to the extent that such Buyer Indemnified Person concludes reasonably that the counsel the Shareholder has selected has a conflict of interest), (c) such Buyer Indemnified Person will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the prior written consent of the Shareholder (not to be withheld unreasonably), and (d) the Shareholder will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the prior written consent of such Buyer Indemnified Person (not to be withheld unreasonably); provided, however, that if the Shareholder receives a bona fide offer of settlement providing for a general release of such Buyer Indemnified Person from all liability with respect to the matter solely in exchange for cash, and such Buyer Indemnified Person does not consent to the settlement of the matter pursuant to such offer, then such Buyer Indemnified Person shall assume sole defense of such matter and the indemnity obligation of the Shareholder with respect to such matter shall be limited to the amount set forth in the settlement offer.  If the Shareholder does not notify such Buyer Indemnified Person within 15 days after such Buyer Indemnified Person has given notice of the matter that the Shareholder is assuming the defense thereof, however, such Buyer Indemnified Person may defend against, or enter into any settlement with respect to, the matter in any manner it may reasonably deem appropriate.

7.5                                 Indemnification by Buyer.  Subject to the terms and conditions of this Article 7, the Buyer hereby agrees to indemnify, defend and hold harmless the Shareholder and each of its Subsidiaries and each of their respective directors, officers, agents and Affiliates (collectively, the “Shareholder Indemnified Persons”) from and against any Damages suffered, incurred or paid by any Shareholder Indemnified Person which would not have been suffered, incurred or paid if (a) all the representations and warranties of the Buyer contained in this Agreement or in any certificate delivered by the Buyer pursuant to this Agreement had been true, complete and correct, and (b) all the covenants and agreements of the Buyer contained in this Agreement had been fully performed and fulfilled (collectively, “Shareholder Claims”).  With respect to any Shareholder Indemnified Person other than the Shareholder, the Buyer acknowledges and agrees that the Shareholder is contracting on its own behalf and for such Shareholder Indemnified Person and the Shareholder shall obtain and hold the rights and benefits provided for in this Section 7.5 in trust for and on behalf of such Shareholder Indemnified Person.

For purposes of indemnification under this Section 7.5, any breach of any representation or warranty by the Buyer contained in this Agreement (or in any certificate delivered pursuant to the terms of this Agreement) shall be deemed to constitute a breach of such representation or warranty notwithstanding any limitation or qualification as to materiality, including but not limited to, anything related to a Buyer Material Adverse Effect, set forth in such representation or warranty, it being the intention of the parties hereto that the limitations contained in Section 7.6.2 substitute for any such limitation or qualification as to materiality and that the Shareholder Indemnified Persons shall be indemnified and held harmless from and against any and all Damages arising out of or based upon or with respect to the failure of any such representation or warranty to be true, correct and complete in any respect subject to the limitations imposed in Section 7.6.2.

7.6                                 Limitations on Indemnification by Buyer.

7.6.1                        Sole Remedy.  The indemnification provisions contained in this Article 7 shall be the sole remedy of the Shareholder Indemnified Persons against the Buyer for all Shareholder Claims.

7.6.2                        Timing; Threshold Amount.

(a)                                  Except as provided in Section 7.6.4, the indemnification provided for in this Article 7 shall not apply to a Shareholder Claim that is made after the expiration of the relevant survival period, if any, as provided in Section 7.1.

(b)                                 The Buyer shall not have any obligation to indemnify the Shareholder Indemnified Persons from and against any Damages caused by or arising from a breach of any representation or warranty of the Buyer unless and until the aggregate amount of all such Damages exceeds the Threshold Amount.  No individual Shareholder Claim which is a Minor Claim shall be included in any determination of whether the Threshold Amount has been reached.  Once the aggregate Damages from all Shareholder Claims (excluding Minor Claims) do exceed the Threshold Amount, the Buyer shall indemnify the Shareholder Indemnified Persons from and against the total amount of such Damages, including the Threshold Amount but excluding all Minor Claims.

7.6.3                        Limit on Liability.  The total liability of the Buyer under this Article 7  for any and all Shareholder Claims shall be limited to $13,400,000.

7.6.4                        Exceptions to Limitation.  The limitation set forth in this Section 7.6 shall not in any manner limit the liability or indemnification obligations of the Buyer with respect to: (i) intentional fraud, or (ii) any breach of the covenants and agreements in this Agreement.

7.7                                 Process of Indemnification for Shareholder Claims.

7.7.1                        Recovery by Shareholder Indemnified Persons.  In seeking to collect the amount of any Shareholder Claim with respect to which a Shareholder Indemnified Person is entitled to indemnification hereunder, the Shareholder shall first give the Buyer written notice of such Shareholder Claim (“Shareholder Indemnification Notice”).  The Shareholder Indemnification Notice shall contain a brief summary of the basis for the Shareholder Claim.  If the Buyer does not dispute the basis or amount of any Shareholder Claim within 60 days of receiving the Shareholder Indemnification Notice, the Shareholder shall have the right promptly to recover indemnity as and to the extent provided herein.  If the Buyer disagrees with the basis of the Shareholder Claim or the amount of damages caused thereby, then within 60 days of receiving the Shareholder Indemnification Notice, the Buyer shall give notice to the Shareholder of such disagreement and, in that case, the Shareholder shall have no right to recover indemnity hereunder until such time, if at all, as (a) a court of competent jurisdiction issues a final, non-appealable order specifying the amount of the Shareholder’s recovery, in which case the Shareholder shall have the right promptly to recover the amount so specified (subject to the limitations contained in this Article 7) or (b) the Shareholder and the Buyer agree in writing to the amount of Shareholder’s recovery, in which case the Shareholder shall have the right promptly to recover the amount so agreed.

7.8                                 Third-Party Claims.  If any third party shall notify any Shareholder Indemnified Person of any matter which may give rise to a claim for indemnification against the Shareholder under this Article 7, then such Shareholder Indemnified Person shall notify the Buyer thereof promptly in writing; provided, however, that no delay on the part of such Shareholder Indemnified Person in notifying the Buyer shall relieve the Buyer from any liability or obligation hereunder unless (and then solely to the extent that) the Buyer is damaged thereby.  If the Buyer notifies such Shareholder Indemnified Person within 15 days after such Shareholder Indemnified Person has given notice of the matter that the Buyer is assuming the defense thereof, (a) the Buyer will defend such Shareholder Indemnified Person against the matter with counsel of its choice reasonably satisfactory to such Shareholder Indemnified Person, (b) such Shareholder Indemnified Person will cooperate in the defense of such matter and may retain separate co-counsel at its sole cost and expense (except that the Buyer will be responsible for the fees and expenses of the separate co-counsel to the extent that such Shareholder Indemnified Person concludes reasonably that the counsel the Buyer has selected has a conflict of interest), (c) such Shareholder Indemnified Person will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the prior written consent of the Buyer (not to be withheld unreasonably), and (d) the Buyer will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the prior written consent of such Shareholder Indemnified Person (not to be withheld unreasonably); provided, however, that if the Buyer receives a bona fide offer of settlement providing for a general release of such Shareholder Indemnified Person from all liability with respect to the matter solely in exchange for cash, and such Shareholder Indemnified Person does not consent to the settlement of the matter pursuant to such offer, then such Shareholder Indemnified Person shall assume sole defense of such matter and the indemnity obligation of the Buyer with respect to such matter shall be limited to the amount set forth in the settlement offer.  If the Buyer does not notify such Shareholder Indemnified Person within 15 days after such Shareholder Indemnified Person has given notice of the matter that the Buyer is assuming the defense thereof, however, such Shareholder Indemnified Person may defend against, or enter into any settlement with respect to, the matter in any manner it may reasonably deem appropriate.

ARTICLE 8.

DEFINITIONS

8.1                                 Certain Matters of Construction.  A reference to an Article, Section, Exhibit or Schedule shall mean an Article of, a Section in, or Exhibit or Schedule to, this Agreement unless otherwise expressly stated.  The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”

8.2                                 Cross References.  The following terms defined elsewhere in this Agreement in the Sections set forth below shall have the respective meanings therein defined:

Term	Definition
Acquisition Proposal	Section 5.4
Additional Consideration	Section 1.3
Agreement	Preamble
Apogent	Section 6.2.11
Buyer	Preamble
Buyer Claims	Section 7.2
Buyer Indemnification Notice	Section 7.4.1
Buyer Indemnified Persons	Section 7.2
Buyer SEC Reports	Section 3.4.1
Buyer Series A Preferred Stock	Section 3.3
Buyer Stock Option Plan	Section 3.3
Buyer Undesignated Preferred Stock	Section 3.3
Buyer Warrants	Section 3.3
Closing	Section 1.4
Closing Date	Section 1.4
COBRA	Section 2.12.1
Company	Preamble
Company Balance Sheet	Section 2.4
Company Employee Plan	Section 2.12.1
Company Financial Statements	Section 2.4
Company Intellectual Property Rights	Section 2.8.1
Company Permits	Section 2.9
Damages	Section 7.2
DOL	Section 2.12.1
Employee	Section 2.12.1
Employee List	Section 2.13.1
Environmental Permits	Section 2.14.3
ERISA	Section 2.12.1
FDA	Section 2.10.1
Flu A/B Agreement	Section 6.2.12
FMLA	Section 2.12.1
Foreign Authorities	Section 2.10.1
Governmental Entity	Section 2.3
Hazardous Material	Section 2.14.1
Hazardous Materials Activities	Section 2.14.2
Indemnified Party	Section 7.4.2
Intellectual Property Rights	Section 2.8.1
IRS	Section 2.12.1

Legal Provisions	Section 2.9
Liabilities	Section 2.5.2
Long Term Warranties	Section 7.1
Major Customers	Section 2.18
Major Suppliers	Section 2.18
Minor Claims	Section 7.3.2
Multiemployer Plan	Section 2.12.1
PBGC	Section 2.12.1
Parent Company Plan	Section 2.12.1(k)
Pension Plan	Section 2.12.1
Pre-Closing Refunds	Section 5.6.6
Pre-Closing Tax Period	Section 5.6.1
Promissory Note	Section 1.3
Registration Rights Agreement	Section 6.3.4
Remel	Section 5.5.2
Remel Agreement	Section 6.2.14
Securities Laws	Section 3.4.1
Share Consideration	Section 1.3
Shareholder Claims	Section 7.5
Shareholder Indemnification Notice	Section 7.7.1
Shareholder Indemnified Persons	Section 7.5
Shareholder	Preamble
Shares	Preamble
Short Term Warranties	Section 7.1
Supply Agreements	Section 6.2.13
Tax Loss	Section 5.6.1
Threshold Amount	Section 7.3.2

8.3                                 Certain Definitions.  As used herein, the following terms shall have the following meanings:

8.3.1                        Affiliate:  with respect to any Person, any Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person.

8.3.2                        Affiliated Group:  any affiliated group within the meaning of Code section 1504(a) or any similar group defined under a similar provision of state, local or foreign law.

8.3.3                        Buyer Common Stock:  the common stock, par value $0.001 per share, of the Buyer.

8.3.4                        Buyer Material Adverse Effect:  any materially adverse change in or effect on the financial condition, business, operations, assets, properties, personnel or results of operations of the Buyer and its subsidiaries, taken as a whole, except, in each case, for any such effect resulting from or arising out of (i) general economic, industry, political and similar conditions, (ii) changes or developments in financial or securities markets in general, or (iii) any change in the Buyer’s stock price or trading volume, in and of itself.

8.3.5                        Code:  the Internal Revenue Code of 1986, as amended.

8.3.6                        Company Material Adverse Effect:  any materially adverse change in or effect on the financial condition, business, operations, assets, properties, personnel or results of operations of the Company and Forefront, taken as a whole.

8.3.7                        Control:  (including with correlative meaning, controlled by and under common control with): as used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

8.3.8                        Encumbrance: any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security (other than restrictions on transfer under applicable securities laws) or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

8.3.9                        GAAP:  United States generally accepted accounting principles.

8.3.10                  Intellectual Property Rights:  patents, patent applications, trademarks, trademark applications, registrations and other rights, trade names and trade dress, trade name rights, domain names, service marks, service mark rights, service names, copyrights, copyright applications and registrations, technical information including engineering, production and other designs, drawings, specifications, formulae, technology, computer and electronic data processing programs and software, inventions, processes, trade secrets, know-how, confidential information and other proprietary property, and rights and interests.

8.3.11                  Liability:  any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

8.3.12                  Permitted Encumbrances:  (a) liens for current taxes not yet due and payable or that are being contested in good faith, (b) liens that were incurred in the ordinary course of business, such as carriers’, warehousemen’s, landlords’ and mechanics’ liens and other similar liens arising in the ordinary course of business, (c) liens on personal property leased under operating leases, (d) liens, pledges or deposits incurred or made in connection with workmen’s compensation, unemployment insurance and other social security benefits, or securing the performance of bids, tenders, leases, contracts (other than for the repayment of borrowed money), statutory obligations, progress payments, surety and appeal bonds and other obligations of like nature, in each case incurred in the ordinary course of business, (e) pledges of or liens on manufactured products as security for any drafts or bills of exchange drawn in connection with the importation of such manufactured products in the ordinary course of business, (f) liens under Article 2 of the Uniform Commercial Code that are special property interests in goods identified as goods to which a contract refers, (g) liens under Article 9 of the Uniform Commercial Code that are purchase money security interests, none of which are material in the aggregate or individually and (h) liens relating to debt issued by, bank loans made by, or lines of credit extended to, any Affiliate of the Company or Forefront if, upon Closing, such liens are removed.

8.3.13                  Person:  an individual, a corporation, an association, a partnership, an estate, a trust and any other entity or organization.

8.3.14                  Subsidiary:  any corporation, association, or other business entity a majority (by number of votes on the election of directors or persons holding positions with similar responsibilities) of the shares of capital stock (or other voting interests) of which is owned by the Buyer, the Company or their respective Subsidiaries, as the case may be.

8.3.15                  Tax or Taxes:  any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

8.3.16                  Tax Return:  any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

8.3.17                  to the knowledge of the Company and the Shareholder:  the actual knowledge of Jeffrey A. Konecke, and the officers of the Company and Forefront, and the actual knowledge of the officers and managers of the Shareholder and its Affiliates actively involved in the management of the Company and Forefront, in each case after making due inquiry with respect thereto.

ARTICLE 9.

TERMINATION

9.1                                 Termination.  This Agreement may be terminated at any time prior to the Closing:

9.1.1                        by mutual written consent of the Shareholder and the Buyer;

9.1.2                        by either the Company or the Buyer if the Closing shall not have occurred on or before August 22, 2003 for any reason; provided, however, that the right to terminate this Agreement under this Section 9.1.2 shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

9.1.3                        by either the Shareholder or the Buyer if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Closing, which order, decree, ruling or other action is final and nonappealable;

9.1.4                        by the Shareholder if the conditions precedent to the Closing set forth in Sections 6.1 or 6.3 of this Agreement are not satisfied or reasonably are not capable of being satisfied, in each instance, in all material respects, on or before the Closing Date, or by the Buyer if the conditions precedent to the Closing set forth in Sections 6.1 or 6.2 of this Agreement are not satisfied or reasonably are not capable of being satisfied, in each instance, in all material respects, on or before the Closing Date.

9.2                                 Notice of Termination; Effect of Termination.  Any proper termination of this Agreement under Section 9.1 will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto.  In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 9.2 and Article 10, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful breach of any covenant of this Agreement or for any intentional or willful act or omission by a party which renders any representations or warranties of such party untrue.  No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

ARTICLE 10.

MISCELLANEOUS

10.1                           Amendments and Supplements.  This Agreement may not be amended, modified or supplemented by the parties hereto in any manner, except by an instrument in writing signed by all parties to this Agreement.

10.2                           Waiver.  The terms and conditions of this Agreement may be waived only by a written instrument signed by the party waiving compliance.  The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision.  No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.  The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

10.3                           Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of the Commonwealth of Massachusetts, without regard to its principles of conflicts of laws.

10.4                           Expenses.  Each party shall bear the expenses, costs and fees (including, without limitation, all expenses, costs, fees and disbursements of attorneys, consultants, investment bankers and other financing advisors, brokers and finders, and accountants) incurred by such party in connection with the negotiation, preparation or performance of this Agreement and the consummation by such party of the transactions contemplated hereby whether or not the transactions contemplated by this Agreement are consummated; provided, however, that the Shareholder shall bear all such expenses, costs and fees so incurred by the Company and Forefront.

10.5                           Notice.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered by hand, sent by facsimile transmission with confirmation of receipt, sent via a reputable overnight courier service with confirmation of receipt requested, or mailed by registered or certified mail (postage prepaid and return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice), and shall be deemed given on the date on which delivered by hand or otherwise on the date of receipt as confirmed:

To the Buyer:

Inverness Medical Innovations, Inc.

51 Sawyer Road, Suite 200

Waltham, MA  02453

Attention:  Ron Zwanziger, Chairman and Chief Executive Officer and

Paul T. Hempel, General Counsel

Facsimile: (617) 647-3939

With a copy to:

John D. Patterson, Jr., Esq.

Foley Hoag LLP

155 Seaport Boulevard

Boston, Massachusetts  02210

Facsimile: (617) 832-7000

To the Company or the Shareholder:

Applied Biotech/Forefront

c/o Apogent Technologies Inc.

30 Penhallow Street

Portsmouth, NH 03801

Attention: Frank H. Jellinek, Jr., Chief Executive Officer

Facsimile: (603) 431-0860

With a copy to:

Michael K. Bresson, General Counsel

Apogent Technologies Inc.

30 Penhallow Street

Portsmouth, NH 03801

Facsimile: (603) 436-3719

10.6                           Entire Agreement.  This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

10.7                           Binding Effect; Assignability.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  This Agreement is not intended to confer upon any person other than the parties hereto and the Buyer Indemnified Persons (and such parties’ and Buyer Indemnified Persons’ respective successors and assigns) any rights or remedies hereunder, except as otherwise expressly provided herein.  Neither this Agreement nor any of the rights and obligations of the parties hereunder shall be assigned or delegated, whether by operation of law or otherwise, without the written consent of all parties hereto.

10.8                           Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

10.9                           Counterparts.  This Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same agreement.

10.10                     Schedule Disclosure.  The Schedules that the Shareholder has delivered and to which the representations and warranties made by the Shareholder and the Company in Article 2 hereof refer have been or will be compiled in a bound volume (the “Disclosure Schedule”).  The Disclosure Schedule constitutes an integral part of this Agreement.  The inclusion of an item in the Disclosure Schedule shall not be construed as an indication of the materiality or lack of materiality of such item.  The disclosures in the Disclosure Schedule shall be arranged in sections corresponding to the sections contained in Article 2 hereof and the disclosures in any section or paragraph of the Disclosure Schedule shall qualify only (a) the corresponding section or paragraph in Article 2 hereof and (b) other sections or paragraphs in Article 2 hereof to the extent that it is reasonably apparent (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure is applicable to such other sections or paragraphs.

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IN WITNESS WHEREOF, the parties have caused this Stock Purchase Agreement to be executed as an agreement under seal as of the date first above written.

INVERNESS MEDICAL INNOVATIONS, INC.

By:	/s/ Paul T. Hempel

Name: Paul T. Hempel

Title: Gen. Counsel & Secretary

ERIE SCIENTIFIC COMPANY

By:	/s/ M. Bresson

Name: Michael K. Bresson

Title: Secretary & Vice President

APPLIED BIOTECH, INC.

By:	/s/ M. Bresson

Name: Michael K. Bresson

Title: Secretary & Vice President